Exhibit 2.6*

EXECUTION COPY

ASSET PURCHASE AGREEMENT

DATED AS OF APRIL 6, 2009,

BY AND AMONG

VALERO RENEWABLE FUELS COMPANY, LLC,

VALERO ENERGY CORPORATION,

VERASUN ENERGY CORPORATION

AND

CERTAIN SUBSIDIARIES OF VERASUN ENERGY CORPORATION

*	In accordance with Item 601(b)(2) of Regulation S-K, the schedules and similar attachments to the asset purchase agreement in this exhibit, which schedules and similar attachments are listed in the table of contents of the asset purchase agreement, have not been filed. The registrant agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.1	Definitions	2
1.2	Other Definitions and Interpretive Matters	12

ARTICLE 2 PURCHASE AND SALE

2.1	Purchase and Sale	13
2.2	Excluded Assets	15
2.3	Assumed Liabilities	16
2.4	Excluded Liabilities	17
2.5	Designation of Assigned Contracts and Assigned Leases; Cure Costs	18
2.6	Assignment of Acquired Assets	19
2.7	Covenant Not to Sue	20
2.8	Further Assurances	20

ARTICLE 3 PURCHASE PRICE

3.1	Purchase Price	21
3.2	Deposit	21
3.3	Payments on the Closing Date	21
3.4	Discharge of Assumed Liabilities After Closing	23
3.5	Inventory Adjustment	23

ARTICLE 4 CLOSING

4.1	Closing Date	25
4.2	Payment on the Closing Date	26
4.3	Buyer’s Deliveries; Parent’s Deliveries	26
4.4	Sellers’ Deliveries	27

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1	Organization and Good Standing	29
5.2	Authority; Validity; Consents	29

i

5.3	No Conflict	30
5.4	Real Property	30
5.5	Environmental and Health and Safety Matters	31
5.6	Title to Acquired Assets	31
5.7	Taxes	32
5.8	Legal Proceedings	32
5.9	Compliance with Legal Requirements; Permits	32
5.10	Employment Matters	33
5.11	Employee Benefits	33
5.12	Sellers’ Intellectual Property	33
5.13	Assigned Contracts and Assigned Leases	34
5.14	Sufficiency of Assets	34
5.15	Brokers or Finders	34

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

6.1	Organization and Good Standing	35
6.2	Authority; Validity; Consents	35
6.3	No Conflict	35
6.4	Availability of Funds	36
6.5	Litigation	36
6.6	Brokers or Finders	36

ARTICLE 7 ACTION PRIOR TO THE CLOSING DATE

7.1	Investigation of the Business by Buyer	36
7.2	Operations Prior to the Closing Date	37
7.3	HSR Act; Reasonable Best Efforts	38
7.4	Bankruptcy Court Approval	40
7.5	Bankruptcy Filings	40
7.6	Update of Schedules; Notice of Developments	41
7.7	Communications with Third Parties	41
7.8	Approved Contracts	42

ARTICLE 8 ADDITIONAL AGREEMENTS

8.1	Taxes	42
8.2	Payments Received	44
8.3	Assigned Contracts and Assigned Leases: Adequate Assurance and Performance	44
8.4	Employee Matters	45

8.5	Post-Closing Books and Records and Personnel	46
8.6	Parent Guarantee	47
8.7	No Other Representations or Warranties	49
8.8	Acquired Assets “AS IS”; Buyer’s and Parent’s Acknowledgment Regarding Same	49
8.9	Waiver of Claims by Sellers	50
8.10	Casualty	50

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND PARENT TO CLOSE

9.1	Accuracy of Representations	51
9.2	Sellers’ Performance	51
9.3	No Order	52
9.4	Governmental Authorizations	52
9.5	Sellers’ Deliveries	52
9.6	Sale Order	52
9.7	Executory Contracts	52
9.8	Absence of Material Adverse Effect	52

ARTICLE 10 CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE

10.1	Accuracy of Representations	52
10.2	Sale Order in Effect	53
10.3	Buyer’s and Parent’s Performance	53
10.4	No Order	53
10.5	Governmental Authorizations	53
10.6	Buyer’s and Parent’s Deliveries	53

ARTICLE 11 TERMINATION
11.1	Termination Events	53
11.2	Effect of Termination	55

ARTICLE 12 GENERAL PROVISIONS

12.1	Survival	56
12.2	Confidentiality	57
12.3	Public Announcements	57
12.4	Notices	57
12.5	Waiver	58

12.6	Entire Agreement; Amendment	59
12.7	Assignment	59
12.8	Severability	59
12.9	Expenses	59
12.10	Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver	59
12.11	Counterparts	60
12.12	Parties in Interest; No Third Party Beneficiaries	60
12.13	Non-Recourse	60
12.14	Schedules; Materiality	61
12.15	Specific Performance for Post-Closing Covenants	61
12.16	Sole and Exclusive Remedy for Buyer or Parent’s Pre-Closing Breach	61
12.17	Remedies for Sellers’ Pre-Closing Breach	61
12.18	No Special Damages	62

SCHEDULES

Schedule 1.1(a)	Initial Assigned Contracts
Schedule 1.1(a)-1	Scheduled Contracts
Schedule 1.1(b)	Initial Assigned Leases
Schedule 1.1(b)-1	Scheduled Leases
Schedule 1.1(c)	[Intentionally Omitted]
Schedule 1.1(d)	Facility Employees
Schedule 1.1(e)	Inventory Accounting Principles
Schedule 1.1(f)	Sellers’ Knowledge Persons
Schedule 1.1(g)	Permitted Encumbrances
Schedule 1.1(h)	Pre-Paid Expense Contracts
Schedule 2.1(d)	Acquired Owned Real Property
Schedule 2.1(k)	Other Acquired Assets
Schedule 2.2(e)	Excluded Intellectual Property
Schedule 4.3(a)(ix)	Lessor Leases
Schedule 5.4(a)-1	Owned Real Property
Schedule 5.4(a)-2	Leases (for Leased Real Property)
Schedule 5.5	Environmental and Health and Safety Matters
Schedule 5.7(a)	Taxes
Schedule 5.7(b)-1	Tax Incentive Programs
Schedule 5.7(b)-2	Tax Incentive Defaults
Schedule 5.8	Legal Proceedings
Schedule 5.9	Compliance with Legal Requirements; Permits
Schedule 5.11	Benefit Plans
Schedule 5.12(a)	Patents, Trademarks and Copyrights
Schedule 5.12(b)	Claims Relating to Intellectual Property Rights
Schedule 5.13	Enforceability of Assigned or Scheduled Contracts and Leases
Schedule 5.14	Sufficiency of Assets
Schedule 7.2	Operations Prior to the Closing Date

EXHIBITS

Exhibit A	[Intentionally Omitted]
Exhibit B	[Intentionally Omitted]
Exhibit C	Form of Bill of Sale
Exhibit D	Sellers’ Production Facility
Exhibit E	[Intentionally Omitted]
Exhibit F	Form of Assumption Agreement
Exhibit G	Form of Assignment of Assigned Contracts
Exhibit H	[Intentionally Omitted]
Exhibit I	Form of Deposit Escrow Agreement
Exhibit J	Form of Expense Fund Escrow Agreement
Exhibit K	Form of Assignment of Assigned Leases
Exhibit L	Form of Assignment of Leases (Owned Real Property)

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 6, 2009 (the “Effective Date”), by and among Valero Renewable Fuels Company, LLC, a Texas limited liability company (“Buyer”), Valero Energy Corporation, a Delaware corporation (“Parent”), VeraSun Energy Corporation, a South Dakota corporation (the “Company”), and the Additional Sellers (together with the Company, collectively, “Sellers”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Article 1.

RECITALS

WHEREAS, Sellers are engaged in the business of producing ethanol and its co-products, including distillers grains, at the Facility (such business, as conducted by Sellers, the “Business”);

WHEREAS, on October 31, 2008 (the “Petition Date”), each Seller filed a voluntary petition for relief (each a “Filing” and, together, the “Filings”) commencing cases under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, Sellers desire to sell to Buyer all of the Acquired Assets, and Buyer desires to purchase from Sellers all of the Acquired Assets and assume all of the Assumed Liabilities, upon the terms and conditions hereinafter set forth;

WHEREAS, the Parties intend to effectuate the transactions contemplated by this Agreement through a sale of the Acquired Assets pursuant to Sections 363 and 365 of the Bankruptcy Code;

WHEREAS, the execution and delivery of this Agreement and Sellers’ ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of an Order of the Bankruptcy Court under, inter alia, Sections 363 and 365 of the Bankruptcy Code; and

WHEREAS, as an inducement to Sellers to enter into this Agreement, Parent has agreed to guarantee the obligations of Buyer hereunder on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.

For purposes of this Agreement, the following terms have the meanings specified or referenced below.

“Accounts Receivable” means, with respect to Sellers, all accounts receivable and other rights to payment from customers of Sellers, including those consisting of all accounts receivable in respect of goods shipped or products sold or services rendered to customers by Sellers, any other miscellaneous accounts receivable of Sellers, and any claim, remedy or other right of Sellers related to any of the foregoing; in all cases, however, only to the extent that such accounts receivable and other payment rights accrued prior to the Closing.

“Accrued PTO” has the meaning set forth in Section 8.4(d).

“Acquired Assets” has the meaning set forth in Section 2.1.

“Action” means any legal action, suit or arbitration, or any inquiry, proceeding or investigation, by or before any Governmental Authority.

“Additional Sellers” means VeraSun Marketing, LLC, a Delaware limited liability company, US BioEnergy Corporation, a South Dakota corporation, and VeraSun Albert City, LLC, an Iowa limited liability company.

“Administrative Expenses Account” has the meaning set forth in Section 3.3(c).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allowed Administrative Transaction Expenses” means, collectively, the following fees payable by Sellers solely to the extent that such fees are or become allowed administrative expense claims of Sellers’ estates pursuant to Section 503(b) of the Bankruptcy Code: (A) monthly and hourly Professional Fees, (B) Trustee Fees, (C) transaction fees payable under the Rothschild Inc. engagement letter dated as of July 31, 2008, as amended as of October 29, 2008, (D) transaction fees payable under the AP Services, LLC engagement letter dated October 31, 2008 and (E) fees and expenses payable to the Deposit Escrow Agent and the Expense Fund Agent in accordance with the applicable Transaction Documents, including any such fees and expenses paid by Buyer prior to the Closing.

“Applicable Rate” means, for a particular day, the prime rate as reported in The Wall Street Journal published for such day or, if such rate is regularly reported in The Wall Street Journal, but is not reported on such day, such rate as most-recently reported in The Wall

Street Journal (or, if such rate is no longer reported in The Wall Street Journal, a comparable rate), calculated on a daily basis based on a 365-day year.

“Approved Contract” means a Contract designated as such pursuant to Section 7.8.

“Assigned Contracts” means (i) the Contracts listed or described in Schedule 1.1(a), (ii) any Contracts of Sellers listed or described in Schedule 1.1(a)-1 that are designated by Buyer to be assumed and assigned to Buyer in accordance with Section 2.5 and (iii) Approved Contracts that, as of the Closing, are executory and have not been breached by any party thereto.

“Assigned Leases” means (i) the Leases listed or described in Schedule 1.1(b) and (ii) any Leases listed or described in Schedule 1.1(b)-1 that are designated by Buyer to be assumed and assigned to Buyer in accordance with Section 2.5.

“Assignment Election” has the meaning set forth in Section 2.5(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Agreement” has the meaning set forth in Section 2.3.

“Avoidance Actions” means any and all claims for relief of Sellers under chapter 5 of the Bankruptcy Code.

“Bankruptcy Case” means the cases commenced by Sellers under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, styled In re VeraSun Energy Corporation, et al., jointly administered under Case No. 08-12606 (BLS), and pending before the Bankruptcy Court.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Base Price” means $72,000,000.

“Benefit Plan” has the meaning set forth in Section 5.11.

“Bid Deposit” means the sum of $2,550,000, which amount has been delivered by Buyer to Sellers in accordance with the terms of the bid procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order.

“Bidding Procedures Order” means the Order of the Bankruptcy Court styled “Order Pursuant to 11 U.S.C. §§ 105(A), 363, 365 and Fed. R. Bankr. P. 2002, 6004, 6006 (A) Establishing Bidding and Auction Procedures Related to the Sale of Some or All of the Debtors’ Assets; (B) Approving Bid Protections for Sale of VSE Assets; (C) Establishing Procedures for the Debtors to Enter into Additional Stalking Horse Agreements with Bid Protections in Connection with Sale of Assets; (D) Scheduling an Auction and Sale Hearing for the Sale of the Debtors’ Assets; (E) Permitting Credit Bidding Pursuant to Bankruptcy Code Section 363(K); (F) Establishing Certain Notice Procedures for Determining Cure Amounts; (G) Approving Form and Manner of Notice of All Procedures, Protections, Schedules and Agreements; and (H)

Granting Certain Related Relief” and entered on February 20, 2009 (Docket No. 699 in the Bankruptcy Case).

“Bill of Sale” means the Bill of Sale substantially in the form attached hereto as Exhibit C.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Inventory Adjustment Amount” has the meaning set forth in Section 3.5(e).

“Buyer Objection Notice” has the meaning set forth in Section 3.5(b).

“Buyer Obligations” has the meaning set forth in Section 8.6.

“Buyer Parties” means Buyer, Parent, their respective Affiliates and the former, current or future equityholders and Representatives of each of the foregoing.

“Buyer Plans” has the meaning set forth in Section 8.4(b).

“Buyer Statement” has the meaning set forth in Section 3.3(a).

“Buyer Termination Notice” has the meaning set forth in Section 11.1(b)(i).

“Buyer’s Additional Deposit” has the meaning set forth in Section 3.2.

“Buyer’s Interim Access Manager” has the meaning set forth in Section 7.1.

“Cash Consideration” means the Base Price plus (i) (A) the Inventory Final Amount, (B) Pre-Paid Expenses and (C) the dollar amount of Sales Taxes allocated to Buyer pursuant to Section 8.1(a), minus (ii) (A) the dollar amount of real and personal property Taxes allocated to Sellers pursuant to Section 8.1(b),1 (B) the dollar amount of Transfer Taxes allocated to Sellers pursuant to Section 8.1(a), (C) any Restoration Costs pursuant to Section 8.10(c) and (D) any amounts mutually agreed pursuant to Section 8.10(b).

“Closing” has the meaning set forth in Section 4.1.

[1]	For the avoidance of doubt, this includes any real or personal property Taxes for any Pre-Closing Tax Period that Buyer, pursuant to Section 8.1(b), either pays at the Closing or assumes and agrees to pay after the Closing.

“Closing Date” means the date and time as of which the Closing occurs as set forth in Section 4.1.

“Closing Date Payment” has the meaning set forth in Section 3.3(d).

“Closing Direct Payment” has the meaning set forth in Section 3.3(b).

“Closing Statement” has the meaning set forth in Section 3.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph.

“Contract” means any agreement, contract, obligation, promise or undertaking (in each case whether written or oral), other than a Lease, that is legally binding.

“Copyrights” means all United States and foreign copyright rights in any original works of authorship, whether registered or unregistered, including all copyright registrations and applications.

“Cure Costs” means amounts that must be paid, including pursuant to Sections 365(b)(1)(A) and (B) of the Bankruptcy Code, in connection with the assumption and/or assignment of the Assigned Contracts and the Assigned Leases in respect of any Liabilities that arose thereunder prior to the filing of the Filings.

“Deeds” means the deeds transferring title to the Owned Real Property.

“Deposit” has the meaning set forth in Section 3.2.

“Deposit Escrow Agent” has the meaning set forth in Section 3.2.

“Deposit Escrow Agreement” has the meaning set forth in Section 3.2.

“Designation Deadline” means 5:00 p.m., Central Time, on the day that is thirty (30) days after the Closing Date.

“Documents” means all books, records, files, invoices, Inventory records, product specifications, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, catalogs, customer literature, quality control records and manuals, research and development files, records and laboratory books and credit records of customers (including all data and other information stored on discs, tapes or other media), plans, specifications, studies, surveys, maps, plats, drawings, analyses, reports, training materials, and ownership and operating manuals; in all cases to the extent used in or to the extent relating to the assets, properties, business or operations of the Business.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Encumbrance” means any charge, lien, claim, mortgage, lease, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use or possession, right of first offer or first refusal, easement, servitude, restrictive covenant, encroachment, encumbrance, third party interest or other restriction or limitation of any kind.

“Environmental, Health and Safety Laws” has the meaning set forth in Section 5.5(a).

“Equipment” means all furniture, trade fixtures, equipment, computers, machinery, apparatus, appliances, implements, signage, supplies and all other tangible personal property of every kind and description owned by Sellers and used or held for use exclusively in the Business, other than spare parts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.11.

“Estimated Cash Consideration” means the Base Price plus (i) (A) the Inventory Estimated Amount, (B) Pre-Paid Expenses and (C) the dollar amount of Sales Taxes allocated to Buyer pursuant to Section 8.1(a), minus (ii) (A) the dollar amount of real and personal property Taxes allocated to Sellers pursuant to Section 8.1(b), (B) the dollar amount of Transfer Taxes allocated to Sellers pursuant to Section 8.1(a), (C) any Restoration Costs pursuant to Section 8.10(c) and (D) any amounts mutually agreed pursuant to Section 8.10(b).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Deposits” means all deposits (including customer deposits and security deposits for rent and electricity) and prepaid charges and expenses of Sellers, other than Pre-Paid Expenses.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Expense Fund” has the meaning set forth in Section 3.3(c).

“Expense Fund Agent” has the meaning set forth in Section 3.3(c).

“Facility Software” has the meaning set forth in Section 2.1.

“Facility” means the production facility listed on Exhibit D.

“Facility Employee” means any of the individuals listed on Schedule 1.1(d), as updated pursuant to Section 7.6(b).

“Filing” and “Filings” have the respective meanings set forth in the recitals.

“Final Order” means an action taken or order issued by the applicable Governmental Authority as to which: (i) no request for stay of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed, including any extensions thereof; (ii) no petition for rehearing or reconsideration of the action or order, or protest of any kind, is pending before the Governmental Authority and the time for filing any such petition or protest is passed; (iii) the Governmental Authority does not have the action or order under reconsideration or review on its own motion and the time for such reconsideration or review has passed; and (iv) the action or order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof.

“Finished Ethanol” means 190 proof ethanol, 200 proof ethanol and denatured ethanol.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental authority or regulatory or administrative authority or any court, tribunal or judicial body having jurisdiction.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.

“Hazardous Substance” means any “pollutant,” “contaminant,” “hazardous waste,” “hazardous material” or “hazardous substance” under any Environmental, Health and Safety Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inactive Employee” has the meaning set forth in Section 8.4(a).

“Initial Resolution Period” has the meaning set forth in Section 3.5(c).

“Intellectual Property” means all intellectual property, including all Copyrights, Patents, Trademarks and Trade Secrets, owned, used or licensed by Sellers and used or held for use exclusively in the Business.

“Inventory” means all of the following:

(i)	all Finished Ethanol stored at the Facility;

(ii)	all corn stored at the Facility;

(iii)	all dry distillers grain and wet distillers grain located at the Facility;

(iv)	all spare parts located at the Facility; and

(v)	all yeast, enzymes, chemicals and denaturant located at the Facility.

“Inventory Adjustment Payment Date” has the meaning set forth in Section 3.5(f).

“Inventory Arbiter” has the meaning set forth in Section 3.5(d).

“Inventory Closing Value” means the value of Sellers’ Inventory, determined in accordance with Schedule 1.1(e), as of the Closing.

“Inventory Estimated Amount” means 90% of Sellers’ good-faith estimate of the Inventory Closing Value.

“Inventory Final Amount” means the Inventory Closing Value, as determined pursuant to Section 3.5.

“Knowledge” means, with respect to any matter in question, in the case of Sellers, the actual knowledge of any of the individuals listed on Schedule 1.1(f) with respect to such matter.

“Leased Real Property” has the meaning set forth in Section 5.4(a).

“Leases” has the meaning set forth in Section 5.4(a).

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Lessor Leases” has the meaning set forth in Section 5.4(a).

“Liability” means any debt, losses, claim, damage, demand, fine, judgment, penalty, liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Material Adverse Effect” means any change, event or occurrence that individually or in the aggregate (taking into account all other such changes, events or occurrences) has had, or would be reasonably likely to have, (x) a material adverse change in or material adverse effect on the Acquired Assets or the Business (excluding the Excluded Assets and the Excluded Liabilities), in each case taken as a whole, or (y) a material adverse change in or to the ability of Sellers to consummate the transactions contemplated by this Agreement, but excluding, in either case, (a) any change or effect to the extent that it results from or arises out of (i) the Filings; (ii) the execution and delivery of this Agreement or the announcement thereof or consummation of the transactions contemplated hereby; (iii) changes in (or proposals to change) Legal Requirements or accounting regulations or principles; or (iv) any action contemplated by this Agreement or taken at the request of Parent or Buyer; and (b) any change or effect generally applicable to (i) the industries and markets in which any Sellers operate or (ii) economic or political conditions or the securities or financial markets in any country or region, in the case of each of clauses (b)(i) and (b)(ii), to the extent that such change or effect does not affect the Business, taken as a whole, in a disproportionate manner relative to other participants in the industries and markets in which the Business operates.

“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Authority.

“Owned Real Property” has the meaning set forth in Section 5.4(a).

“Parent” has the meaning set forth in the introductory paragraph.

“Parent Guarantee” has the meaning set forth in Section 8.6.

“Party” or “Parties” means, individually or collectively, Parent, Buyer and Sellers.

“Patents” means United States and foreign patents and patent applications, as well as any continuations, continuations-in-part, divisions, extensions, reexaminations, reissues, renewals and patent disclosures related thereto.

“Paying Party” has the meaning set forth in Section 8.1(c).

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and Orders that are necessary for Sellers to own, lease and operate their properties and assets or to carry on the Business as it is now being conducted.

“Permitted Encumbrances” means: (i) easements, leases, reservations, or other rights of others in, or minor defects and irregularities in title that do not materially impair the use of, the encumbered property or assets for the purposes for which they are held; (ii) any Encumbrance or privilege vested in any lessor, licensor or permittor for rent or other obligations solely related to the period after the Closing; (iii) licenses of or other grants of rights to use Intellectual Property entered into in the ordinary course of business that do not materially impair the conduct of the Business; (iv) Encumbrances, title exceptions or other imperfections of title caused by or resulting from the acts of Parent or Buyer or any of their respective Affiliates, employees, officers, directors, agents, contractors, invitees or licensees; (v) liens for Taxes not yet due and payable; and (vi) Encumbrances set forth on Schedule 1.1(g).

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.

“Petition Date” has the meaning set forth in the recitals.

“Post-Closing Tax Period” has the meaning set forth in Section 8.1(b).

“Post-Petition Cure Costs” means amounts that must be paid, including pursuant to Sections 365(b)(1)(A) and (B) of the Bankruptcy Code, in connection with the assumption and/or assignment of the Assigned Contracts and the Assigned Leases in respect of any Liabilities that arise thereunder after the filing of the Filings.

“Pre-Closing Designated Contract or Lease” has the meaning set forth in Section 2.5(c).

“Pre-Closing Determined Cure Amount” has the meaning set forth in Section 2.5(c).

“Pre-Closing Tax Period” has the meaning set forth in Section 8.1(b).

“Pre-Paid Expenses” means all (i) prepaid charges and expenses of Sellers solely to the extent that such prepaid charges and expenses (A) relate to natural gas, denaturant, chemicals, utilities and rail, (B) were deposited or paid pursuant to the Contracts set forth on Schedule 1.1(h) and (C) relate to goods to be provided or services to be performed to or for the benefit of Buyer or any of its Affiliates at any time after Closing, and (ii) cash deposits paid by Sellers under any of the Contracts set forth on Schedule 1.1(h), which deposits will be transferred to Buyer or its designated Affiliates at Closing.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Professional” means any Person retained by Sellers or a statutory committee of unsecured creditors in the Bankruptcy Case pursuant to an Order of the Bankruptcy Court under Section 327, 363 or 1103 of the Bankruptcy Code.

“Professional Fees” means fees and disbursements of Professionals relating to services rendered or expenses incurred after the Petition Date.

“Purchase Price” has the meaning set forth in Section 3.1.

“Real Property” means the Owned Real Property listed or described on Schedule 2.1(d) and the Leased Real Property as to which Sellers are lessees (or the equivalent) pursuant to Leases included on Schedule 1.1(b) or Schedule 1.1(b)-1.

“Reimbursing Party” has the meaning set forth in Section 8.1(c).

“Release” means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment (including the abandonment or discharging of barrels, containers and other closed receptacles containing any Hazardous Substance).

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restoration Costs” has the meaning set forth in Section 8.10.

“Sale Motion” means the motion styled “Motion Pursuant to 11 U.S.C. §§ 105(a), 363, 365 and Fed. R. Bankr. P. 2002, 6004, 6006 for (I) Entry of an Order (A) Establishing Bidding and Auction Procedures Related to the Sale of Some or All of the Debtors’ Assets; (B) Approving Bid Protections for Sale of VSE Assets; (C) Establishing Procedures for the Debtors to Enter into Additional Stalking Horse Agreements with Bid Protections in Connection with Sale of Assets; (D) Scheduling an Auction and Sale Hearing for the Sale of the Debtors’ Assets; (E) Permitting Credit Bidding Pursuant to Bankruptcy Code Section 363(K); (F) Establishing Certain Notice Procedures for Determining Cure Amounts; (G) Approving Form and Manner of Notice of All Procedures, Protections, Schedules and Agreements; and (H) Granting Certain Related Relief; and (II) Entry of an Order (A) Approving the Sale of Debtors’ Assets Free and

Clear of All Liens, Claims, Encumbrances and Interests; (B) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (C) Granting Certain Related Relief” and filed with the Bankruptcy Court on February 6, 2009 (Docket No. 622 in the Bankruptcy Case).

“Sale Order” means the Order of the Bankruptcy Court styled “Order (A) Approving the Sale of Assets of VeraSun Albert City, LLC Free and Clear of all Liens, Claims, Encumbrances and Interests; (B) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (C) Granting Certain Related Relief” and entered by the Bankruptcy Court on March 31, 2009 (Docket No. 951 in the Bankruptcy Case).

“Sales Taxes” has the meaning set forth in Section 8.1(a).

“Scheduled Contracts and Leases” means the Contracts of Sellers listed or described in Schedule 1.1(a)-1 and the Leases listed or described in Schedule 1.1(b)-1.

“Seller Inventory Adjustment Amount” has the meaning set forth in Section 3.5(e).

“Seller Inventory Statement” has the meaning set forth in Section 3.5(a).

“Seller Parties” means Sellers, their respective Affiliates and the former, current or future equityholders and Representatives of each of the foregoing.

“Seller Termination Notice” has the meaning set forth in Section 11.1(c)(i).

“Sellers” has the meaning set forth in the introductory paragraph.

“Sellers’ Interim Access Manager” has the meaning set forth in Section 7.1.

“Specified Trade Payables” means accounts payable obligations of Sellers incurred after the Petition Date, solely to the extent that such obligations (i) relate to natural gas, utilities and corn, (ii) will not be payable by Buyer following the Closing pursuant to any Assigned Contract and (iii) would have an administrative priority claim attached to them under Section 503(b) of the Bankruptcy Code.

“Straddle Period” has the meaning set forth in Section 8.1(b).

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) has the power, through the ownership of securities or otherwise, to elect a majority of the directors or similar managing body.

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty, levy or other governmental charge or assessment or deficiency thereof (including all interest and penalties thereon and additions thereto whether disputed or not) and (ii) any transferee liability in respect of any items described in clause (i) above.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Title Company” means First American Title Insurance Company, 30 North LaSalle Street, Suite 310, Chicago, Illinois 60602, Attention: Jim McIntosh.

“Trade Payables Account” has the meaning set forth in Section 3.3(c).

“Trade Secrets” means trade secrets and other confidential and proprietary information and know-how.

“Trademarks” means United States, state and foreign trademarks, service marks, logos, slogans, trade dress and trade names, Internet domain names and any other similar designations of source of goods or services, whether registered or unregistered, and registrations and pending applications to register the foregoing, and all goodwill related to or symbolized by the foregoing.

“Transaction Documents” means this Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 8.1(a).

“Transferred Employees” has the meaning set forth in Section 8.4(a).

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“Trustee Fees” means the fees payable by Sellers to the United States Trustee pursuant to 28 U.S.C. § 1930.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, any similar Legal Requirement and the rules and regulations thereunder.

“WARN List” has the meaning set forth in Section 8.4(c).

1.2 Other Definitions and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ means U.S. dollars.

Exhibits/Schedules. All Exhibits and Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa.

Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

Herein. Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) No Strict Construction. Buyer and Parent, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer and Parent, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale.

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, free and clear of all

Encumbrances (other than Permitted Encumbrances), all right, title and interest of Sellers in, to or under the following (herein collectively called the “Acquired Assets”): (i) all of the properties and assets of Sellers (other than the Excluded Assets) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, leased, licensed, used or held for use exclusively in or relating exclusively to the Business, as the same shall exist on the Closing Date, and (ii) without limiting the generality of clause (i) of this Section 2.1, all of the following properties and assets of Sellers, whether they relate exclusively to the Business or not (except where so noted in the following list or in any definition used in the following list):

(a) all Inventory;

(b) all Equipment;

(c) the Assigned Contracts;

(d) the Owned Real Property listed or described on Schedule 2.1(d);

(e) the Assigned Leases;

(f) all Permits and pending applications therefor, in each case to the extent assignable, used exclusively in connection with the Business;

(g) all Intellectual Property other than Intellectual Property included in the Excluded Assets;

(h) all Pre-Paid Expenses;

(i) all goodwill associated with the Business or the Acquired Assets;

(j) to the extent available and permitted by applicable law, all Documents that relate to any Acquired Assets, provided that Sellers may retain copies of such Documents;

(k) all assets set forth in Schedule 2.1(k);

(l) all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors or others to the extent relating to the operation of the Business or affecting the Equipment, Inventory or other tangible Acquired Assets;

(m) all bonds, notes and other similar securities with respect to which Sellers or any of their Affiliates is the holder, payee or other beneficiary (but not an obligor), to the extent issued by any Governmental Authority or other issuer to fund infrastructure improvements or other economic development activities related to the Facility, or the repayment of which is otherwise to be made, directly or indirectly, through any tax payments or other payment obligations that, with respect to any of the foregoing, will become the responsibility (directly or indirectly, whether contractually or otherwise) of Buyer or any successor owner of the Facility;

(n) to the extent reasonably practicable, all telephone, telex and telephone facsimile numbers and other directory listings relating exclusively to the Facility; and

(o) all other or additional privileges, rights and interests associated with the Acquired Assets of every kind and description and wherever located to the extent that they are used or intended for use exclusively in connection with the Business.

The Intellectual Property transferred pursuant to Section 2.1(ii)(g) specifically includes “seat/concurrent user licenses” related to the Microsoft Great Plains software and the Intellego Cinch software in each case in a number reasonably necessary for use at the Facility as licensed to Sellers for the Facility and otherwise consistent with Sellers’ past practices (the “Facility Software”); provided, however, such transfer (A) shall not include Sellers’ corporate server licenses related to the Microsoft Great Plains software and the Intellego Cinch software and (B) shall occur only if such transfer is consented to in writing by Microsoft and Intellego Cinch (and any other necessary third-party licensor), as applicable, on terms that will not interfere in any material respect with Sellers’ use of their corporate server licenses related to the Microsoft Great Plains software and the Intellego Cinch software or Sellers’ remaining “seat/concurrent user licenses” related to the Microsoft Great Plains software and the Intellego Cinch software or impose costs upon Sellers not reimbursed by Buyer. Sellers shall have no liability to Buyer in the event that Microsoft or Intellego Cinch (or any other necessary third-party licensor) does not consent to such transfer. To the extent the transfer of the Facility Software is permitted as provided in this paragraph, Sellers agree to, at Buyer’s reasonable request, provide Buyer such instruments of transfer as shall be reasonably necessary or appropriate to effect the transfer of the Facility Software to Buyer.

2.2 Excluded Assets.

The Acquired Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a) the Purchase Price delivered to Sellers pursuant to this Agreement;

(b) all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit and other bank deposits as of the Closing Date, in each case excluding any item described in Section 2.1(ii)(m) and excluding any deposit amounts included in Pre-Paid Expenses;

(c) all Owned Real Property not listed or described on Schedule 2.1(d) and not otherwise comprising any portion of the Facility (it being understood that it is the intention of Sellers to convey to Buyer all real property and interests in real property comprising any portion of the Facility);

(d) all Trade Secrets;

(e) the intellectual property listed or described on Schedule 2.2(e);

(f) all capitalized leases;

(g) any shares of capital stock or other equity interest of any Seller or any of Sellers’ Subsidiaries or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Seller or any of Sellers’ Subsidiaries;

(h) all minute books, stock ledgers, corporate seals and stock certificates of Sellers;

(i) any Contract that is not an Assigned Contract;

(j) any Lease that is not an Assigned Lease;

(k) any refunds of Taxes paid by Sellers with respect to a Pre-Closing Tax Period and not otherwise reimbursed by Buyer hereunder;

(l) all Accounts Receivable;

(m) all insurance policies and rights to proceeds thereof;

(n) all telephone, telex and telephone facsimile numbers and other directory listings, other than telephone, telex and facsimile numbers specific exclusively to the Facility and included in Acquired Assets pursuant to Section 2.1(ii)(n);

(o) all Permits and pending applications therefor other than those specified in Section 2.1(ii)(f);

(p) any properties and assets of the Company or VeraSun Marketing, LLC, a Delaware limited liability company, not related exclusively to, used exclusively in or held for use exclusively in the Business, other than those (if any) specifically identified as included in “Acquired Assets” in Section 2.1(ii);

(q) all Excluded Deposits;

(r) subject to Section 8.9, the Avoidance Actions; and

(s) any rights, claims or causes of action of Sellers under this Agreement or any other Transaction Document.

2.3 Assumed Liabilities.

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall execute and deliver to Sellers the Assumption Agreement in the form attached hereto as Exhibit F (the “Assumption Agreement”) pursuant to which Buyer shall assume and agree to discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), only the following Liabilities (collectively, the “Assumed Liabilities”) and no others:

(a) Assigned Contracts. All Liabilities under the Assigned Contracts relating to events or circumstances first arising and accruing after the Closing Date.

(b) Assigned Leases. All Liabilities under the Assigned Leases relating to events or circumstances first arising and accruing after the Closing Date.

(c) Cure Costs. All Cure Costs.

The assumption by Buyer of the Assumed Liabilities shall not, in any way, enlarge the rights of any third parties relating thereto.

2.4 Excluded Liabilities.

Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability of Sellers, and Sellers shall be solely and exclusively liable with respect to all Liabilities of Sellers, other than the Assumed Liabilities (such Liabilities other than Assumed Liabilities, collectively, the “Excluded Liabilities”). For the purpose of clarity, and without limitation of the generality of the foregoing, the “Excluded Liabilities” shall include, without limitation, each of the following Liabilities of Sellers other than the Assumed Liabilities:

(a) all indebtedness for borrowed money of Sellers;

(b) all guarantees of third party obligations by Sellers and reimbursement obligations to guarantors of Sellers’ obligations or under letters of credit;

(c) subject to Section 8.1, all Taxes imposed (i) on the Business or the Acquired Assets that are properly attributable to any Pre-Closing Tax Period and (ii) on Sellers regardless of whether attributable to a Pre-Closing Tax Period or a Post-Closing Tax Period;

(d) all Actions and Proceedings pending against Sellers on or before the Closing Date or to the extent relating to the Business or the Acquired Assets prior to the Closing Date even if instituted after the Closing Date;

(e) all Liabilities of Sellers to any owner or former owner of capital stock or warrants, holder of indebtedness for borrowed money, or current or former officer or director of any Seller;

(f) except as provided in Section 8.4, all Liabilities of Sellers to any of their former or current employees (including, but not limited to, Facility Employees and Transferred Employees), including, without limitation: (i) for salary, wages, benefits, vacation, supplies or overhead, (ii) arising out of acts or omissions with respect to any Benefit Plan, employee practices or programs, including employee claims of wrongful discharge or discrimination, (iii) severance liabilities, (iv) obligations of Sellers under employment contracts and (v) any change of control amounts payable to any employees as a result of the transactions contemplated by this Agreement;

(g) drafts or checks outstanding at the Closing;

(h) any claims to the extent related to Excluded Assets, including Contracts that are not Assigned Contracts and Leases that are not Assigned Leases;

(i) all Liabilities under each Assigned Contract and each Assigned Lease to the extent based on facts and circumstances arising or accruing on or prior to the Closing Date;

(j) all Post-Petition Cure Costs;

(k) obligations under any futures contracts, options on futures, swap agreements or forward sale agreements entered into by Sellers;

(l) Liabilities arising out of the use, storage or Release of any Hazardous Substance at or from the Real Property at any time prior to Closing, and Liabilities arising out of any violation by Sellers of any Environmental, Health and Safety Laws; and

(m) other Liabilities relating to the conduct of the Business or to the Acquired Assets (and the use thereof) arising or accruing at any time on or prior to the Closing Date.

2.5 Designation of Assigned Contracts and Assigned Leases; Cure Costs.

(a) Prior to the Designation Deadline, Buyer shall designate by notice to Sellers (such notice to be signed and dated by Buyer) each of the Scheduled Contracts and Leases, if any, that Buyer elects to have assumed and assigned to it as an Assigned Contract or Assigned Lease effective as of the Designation Deadline (each, an “Assignment Election”). Buyer and Sellers shall cause each of the Scheduled Contracts and Leases for which Buyer delivers an Assignment Election prior to the Designation Deadline to be assumed and assigned to Buyer pursuant to one or more contract assignment and assumption agreements, in the form attached hereto as Exhibit G or Exhibit K, as applicable, duly executed by the applicable Sellers and Buyer.

(b) Sellers shall be responsible for the verification of all Cure Costs for each Assigned Contract and Assigned Lease and for the Scheduled Contracts and Leases, including all administrative responsibilities associated therewith, in the Bankruptcy Case and otherwise, and shall use reasonable best efforts to establish the proper Cure Cost, if any, for each Assigned Contract and Assigned Lease (as soon as practicable and in all events prior to the Designation Deadline, where possible), including taking all reasonable actions with respect to the filing and prosecution of any pleadings and proceedings in the Bankruptcy Court and the service and delivery of any related notices or pleadings. Sellers shall promptly share with Buyer all relevant information forming the basis for Sellers’ determination of Cure Costs, as well as any objections or other correspondence from contract counterparties related thereto.

(c) At the Closing, Buyer shall pay any and all Pre-Closing Determined Cure Amounts. “Pre-Closing Determined Cure Amount” means the Cure Cost of a Pre-Closing Designated Contract or Lease for which the Cure Cost thereof has been finally established prior to the Closing Date (whether by Order of the Bankruptcy Court or agreement among Buyer, Sellers and the applicable counterparty thereto). “Pre-Closing Designated Contract or Lease” means (i) each Contract listed or described on Schedule 1.1(a), (ii) each Lease listed or described on Schedule 1.1(b) and (iii) each of the Scheduled Contracts and Leases for which Buyer has delivered an Assignment Election to Sellers prior to the Closing Date.

(d) With respect to each Assigned Contract and Assigned Lease, (i) Buyer shall pay, satisfy or otherwise discharge all Cure Costs related thereto, and such Cure Costs shall be an Assumed Liability for which Buyer is solely responsible and for which none of Sellers shall have any liability whatsoever, and (ii) Sellers shall pay, satisfy or otherwise discharge all Post-Petition Cure Costs related thereto, and such Post-Petition Cure Costs shall be an Excluded Liability for which Sellers are solely responsible and for which Buyer shall have any liability whatsoever.

(e) With respect to any Scheduled Contract and Lease for which Buyer has not delivered an Assignment Election on or prior to the Closing Date, Buyer shall pay to the counterparty under such Scheduled Contract and Lease (or reimburse Sellers for any such payment made by Sellers) any amounts due and payable for services rendered, goods provided or benefits obtained by Buyer thereunder after the Closing Date and prior to the Designation Deadline. After the Designation Deadline, Sellers may in their sole and absolute discretion, subject to applicable Legal Requirements, assume, assign or reject any Contract or Lease other than an Assigned Contract or Assigned Lease.

(f) From the Effective Date through and including the Designation Deadline, (i) Sellers shall maintain and perform all Liabilities required to be performed under each Assigned Contract, each Assigned Lease or each of the Scheduled Contracts and Leases, subject to Section 2.5(e), and (ii) Sellers shall not reject any Assigned Contract, any Assigned Lease or any of the Scheduled Contracts and Leases unless otherwise agreed to in writing by Buyer.

(g) From the Effective Date through the date that is seven (7) Business Days prior to Closing, Buyer shall have the right to elect, by written notice to Sellers, to (i) move any Contract other than an Approved Contract from Schedule 1.1(a) to Schedule 1.1(a)-1 and (ii) move any Lease from Schedule 1.1(b) to Schedule 1.1(b)-1.

(h) Each of the Scheduled Contracts and Leases as to which Buyer has not delivered an Assignment Election prior to the Designation Deadline shall be deemed rejected effective as of the Designation Deadline.

2.6 Assignment of Acquired Assets.

To the maximum extent permitted by the Bankruptcy Code, the Acquired Assets shall be assumed and assigned to Buyer pursuant to Section 365 of the Bankruptcy Code as of the Closing Date or such other date as specified in the Sale Order or this Agreement, as applicable. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any right thereunder if an attempted assignment without the consent of a third party, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), would be legally invalid. If with respect to any Acquired Asset such consent is not obtained or such assignment is not attainable pursuant to Sections 105, 363 or 365 of the Bankruptcy Code other than as a result of the failure to pay Cure Costs (other than Cure Costs to be paid by Buyer pursuant to Section 2.5), then such Acquired Asset shall not be transferred hereunder and the Closing shall proceed with respect to the remaining Acquired Assets without any reduction in the

Purchase Price. In the case of licenses, certificates, approvals, authorizations, leases, Contracts and other commitments included in the Acquired Assets (i) that cannot be transferred or assigned without the consent of third parties, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), Sellers shall, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with Buyer in endeavoring to obtain such consent and, if any such consent is not obtained, Sellers shall, following the Closing, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, cooperate with Buyer in all reasonable respects to provide to Buyer the benefits thereof in some other manner, or (ii) that are otherwise not transferable or assignable (after giving effect to the Sale Order and the Bankruptcy Code), Sellers shall, following the Closing, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with Buyer to provide to Buyer the benefits thereof in some other manner (including the exercise of the rights of Sellers thereunder); provided that nothing in this Section 2.6 shall (x) require Sellers to make any expenditure or incur any obligation on their own or on behalf of Buyer or Parent for which funds in the full amount of such expenditure or obligation are not provided to Sellers by Buyer in advance in cash or (y) prohibit any Seller from ceasing operations or winding up its affairs following the Closing.

2.7 Covenant Not to Sue.

The Parties acknowledge that certain Trade Secrets owned by Sellers may exist in the Facility or other Acquired Assets or in the knowledge of the individuals employed at the Facility as of the Closing Date. Sellers shall not challenge Buyer’s or its Affiliates’ (or any of their respective successors’ or assigns’) use of such Trade Secrets for any purpose. Buyer and Parent acknowledge that Sellers may use or permit others to use such Trade Secrets for any purpose, and Buyer and Parent shall not challenge such use. Each of Buyer and Parent, on the one hand, and Sellers, on the other hand, expressly (i) releases the other from any Liabilities arising out of the use of the Trade Secrets, and (ii) waives, disclaims, and releases any rights in and to any improvements or enhancements made to the Trade Secrets by or on behalf of the other after the Closing Date.

2.8 Further Assurances.

(a) At the Closing, and at all times thereafter as may be necessary, Sellers shall execute and deliver to Buyer such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Buyer good and indefeasible title to the Acquired Assets free and clear of all Encumbrances other than Permitted Encumbrances and to comply with the purposes and intent of this Agreement and such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by Sellers and assumption by Buyer of the Assigned Contracts and the Assigned Leases, and each of Sellers, on the one hand, and Buyer and Parent, on the other hand, shall use its reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement; provided that nothing in this Section 2.8 shall prohibit any Seller from ceasing operations or winding up its affairs following the Closing.

(b) Each Party shall be entitled to the remedy of specific performance to enforce the covenants and agreements set forth in this Section 2.8. This Section 2.8 shall survive the Closing.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price.

The purchase price (the “Purchase Price”) for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to and under the Acquired Assets shall consist of:

(a) cash in the amount of the Cash Consideration; and

(b) the assumption of the Assumed Liabilities.

3.2 Deposit.

Not later than the first (1st) Business Day after the Effective Date, Sellers shall transfer $1,445,850 of the Bid Deposit to U.S. Bank National Association, or such other Person as may be mutually agreed upon by Sellers and Buyer (the “Deposit Escrow Agent”), and Buyer shall deposit $2,154,150 (“Buyer’s Additional Deposit”) with the Deposit Escrow Agent, such transfer and deposit to be made by wire transfer of immediately available funds. The Bid Deposit plus Buyer’s Additional Deposit (collectively, the “Deposit”) shall be held by the Deposit Escrow Agent in a segregated account pursuant to an escrow agreement substantially in the form of Exhibit I (the “Deposit Escrow Agreement”). Moneys held pursuant to the Deposit Escrow Agreement shall be free and clear of all Encumbrances. All interest or other earnings, if any, on amounts held pursuant to the Deposit Escrow Agreement shall automatically become a part of the Deposit as such interest or earnings, if any, accrue. Sellers shall be entitled to disbursement of the Deposit only (a) at the Closing, which disbursement shall be to the credit of Buyer as provided in Section 3.3(d)(ii)(A), or (b) in the event of the termination of this Agreement pursuant to Section 11.1(c)(i) or Section 11.1(c)(ii), as provided in Section 11.2(b). In the event of the termination of this Agreement other than pursuant to Section 11.1(c)(i) or Section 11.1(c)(ii), Buyer shall be entitled to disbursement of the Deposit, as provided in Section 11.2(c).

3.3 Payments on the Closing Date.

(a) Not later than 12:00 noon, Central Time, on the Business Day immediately prior to the Closing Date, Sellers shall deliver to Buyer a written statement, reasonably satisfactory to Buyer and signed by an officer of each Seller (the “Closing Statement”), (i) setting forth the Inventory Estimated Amount, together with reasonable supporting documentation regarding the determination and calculation of such amount, (ii) itemizing each Pre-Paid Expense and the amount thereof, and setting forth the aggregate amount of the Pre-Paid Expenses, (iii) itemizing each Specified Trade Payable and indicating for each the applicable vendor or supplier, the dollar amount thereof that has become fixed, the estimated dollar amount thereof that has not become fixed and the contractual date on which payment thereof shall be due, together with invoices or other reasonable supporting documentation therefor, (iv) itemizing each Allowed Administrative Transaction Expense and indicating for each the applicable vendor or payee, the dollar amount thereof that has become fixed and the estimated dollar amount therefor that has not become fixed, together with invoices or other reasonable supporting documentation therefor, and (v) setting forth the dollar amount of Sales Taxes allocated to Buyer pursuant to Section 8.1(a), together with reasonable supporting documentation regarding the determination and calculation of such amount. Not later than 12:00 noon, Central Time, on the Business Day immediately prior to the Closing Date, Buyer shall deliver to Sellers a written statement, reasonably satisfactory to Sellers (the “Buyer Statement”), (i) setting forth the dollar amount of real and personal property Taxes allocated to Sellers pursuant to Section 8.1(b), together with reasonable supporting documentation regarding the determination and calculation of such amount, (ii) setting forth the dollar amount of Transfer Taxes allocated to Sellers pursuant to Section 8.1(a), together with reasonable supporting documentation regarding the determination and calculation of such amount, (iii) setting forth all Restoration Costs relating to any Acquired Assets purchased pursuant to Section 8.10(c), together with reasonable supporting documentation regarding the determination and calculation of such amounts, and (iv) setting forth any amounts mutually agreed pursuant to Section 8.10(b). Should Buyer object to any of the amounts or calculations in the Closing Statement, or should Sellers object to any of the amounts or calculations in the Buyer Statement, Buyer and Sellers shall cooperate in a diligent good faith manner to resolve such objections prior to the Closing, and the Closing Statement or Buyer Statement, as applicable, shall be adjusted prior to the Closing to reflect any changes agreed to by Buyer and Sellers prior to the Closing.

(b) At the Closing, Buyer shall pay to the Persons entitled thereto, as shown on the Closing Statement, (i) all Specified Trade Payables that have been fixed in amount and that are due and payable on or before the Closing Date, as shown on the Closing Statement, and (ii) all Allowed Administrative Transaction Expenses that have been fixed in amount, as shown on the Closing Statement (the payments specified in the immediately-preceding clauses (i) and (ii), the “Closing Direct Payments”). Each Closing Direct Payment shall be made by wire transfer of immediately available funds to the recipient’s account specified therefor in the Closing Statement.

(c) Prior to the Closing, U.S. Bank National Association, or such other Person as may be mutually agreed upon by Sellers and Buyer (the “Expense Fund Agent”), shall establish an expense fund (the “Expense Fund”) consisting of the following two segregated accounts: a Trade Payables Account (the “Trade Payables Account”) and an Administrative Expenses Account (the “Administrative Expenses Account”). The Expense Fund shall be maintained pursuant to an Expense Fund Escrow Agreement substantially in the form of Exhibit J. At the Closing, Buyer shall deposit the following amounts, by wire transfer of immediately available funds, with the Expense Fund Agent for deposit into the following accounts of the Expense Fund, and such amounts shall be deducted from the Cash Consideration payable to Sellers:

(i) into the Trade Payables Account, the sum of (A) the aggregate amount of Specified Trade Payables that have been fixed in amount but that are not due and payable on or before the Closing Date plus (B) the estimated aggregate amount of all Specified Trade Payables that have not been fixed in amount, in each case as shown on the Closing Statement; and

(ii) into the Administrative Expenses Account, the estimated aggregate amount of all Allowed Administrative Transaction Expenses that have not been fixed in amount, as shown on the Closing Statement.

From time to time after the Closing, (1) Sellers shall draw on the Trade Payables Account solely for the purpose of paying Specified Trade Payables that become fixed in amount and/or become due and payable on or after the Closing Date and (2) Sellers shall draw on the Administrative Expenses Account solely for the purpose of paying Allowed Administrative Transaction Expenses that become fixed in amount on or after the Closing Date. After the payment in full of all amounts to be paid from the Trade Payables Account or the Administrative Expenses Account, Sellers shall be entitled, subject to the approval of the Bankruptcy Court, to cause any funds remaining in such account (together with all interest accrued thereon) to be released from escrow and disbursed to Sellers. To the extent that any amounts in either the Trade Payables Account or Administrative Expenses Account are insufficient to pay any amounts for which such accounts are earmarked, Sellers shall be solely and exclusively responsible for any such deficits or shortfalls.

(d) At the Closing, Buyer shall pay to Sellers in cash by wire transfer of immediately available funds to the account of the Company set forth in the Closing Statement an amount equal to (i) the Estimated Cash Consideration minus (ii) the sum of (A) the Deposit, (B) the aggregate amount of the Closing Direct Payments and (C) the aggregate amount of the deposits made by Buyer at the Closing into the accounts of the Expense Fund pursuant to Section 3.3(c) (such amount to be paid to Sellers, the “Closing Date Payment”). Sellers shall be solely responsible for allocating the Closing Date Payment among themselves (and any Affiliates, creditors or other third parties entitled to any portion thereof), and agree that Buyer shall have no responsibility or Liability whatsoever for or with respect to the allocation or distribution of the Closing Date Payment beyond Buyer’s duty to wire the same to the account designated in the Closing Statement.

3.4 Discharge of Assumed Liabilities After Closing.

Buyer shall pay, perform or satisfy the Assumed Liabilities from time to time and as such Assumed Liabilities become due and payable or are required to be performed or satisfied in accordance with their respective terms.

3.5 Inventory Adjustment.

(a) Sellers and/or Sellers’ Representatives shall, commencing on the Closing Date, conduct a physical count of the Inventory as of the Closing in accordance with the methodology prescribed by Schedule 1.1(e). Sellers shall use commercially reasonable efforts to cause such physical count of the Inventory to be completed not later than the first (1st) Business Day following the Closing Date, and Buyer may have its Representatives present during such physical count of the Inventory. Within ten (10) Business Days after the date of completion of such physical count of the Inventory, Sellers shall deliver to Buyer a written statement (the

“Seller Inventory Statement”) setting forth Sellers’ determination, together with supporting data and calculations, of the Inventory Closing Value. Buyer and Parent shall afford Sellers and Sellers’ Representatives such access to the properties, assets and books and records of the Business and of Buyer and its Affiliates as is necessary, in Sellers’ reasonable judgment, in connection with the physical count of the Inventory, preparation of the Seller Inventory Statement pursuant to this Section 3.5(a) and resolution of any dispute hereunder with respect to the Inventory Closing Value.

(b) Unless on or before the third (3rd) Business Day after Buyer’s receipt of the Seller Inventory Statement, Buyer delivers to Sellers notice disputing the Inventory Closing Value set forth in the Seller Inventory Statement and setting forth in reasonable detail Buyer’s determination of the Inventory Closing Value and the basis therefor (such notice, the “Buyer Objection Notice”), the Inventory Final Amount shall be the Inventory Closing Value as set forth in the Seller Inventory Statement.

(c) If Buyer timely delivers to Sellers the Buyer Objection Notice, Buyer and Sellers shall, during the period commencing upon Sellers’ receipt of the Buyer Objection Notice and ending at 5:00 p.m., Central Time, on the fifth (5th) Business Day thereafter (such period, the “Initial Resolution Period”), work in good faith to resolve any and all disputes with respect to the Inventory Closing Value; provided that items not disputed in the Buyer Objection Notice shall be deemed not to be in dispute at any time during the Initial Resolution Period or thereafter. If all disputes with respect to the Inventory Closing Value are resolved during the Initial Resolution Period, the Inventory Final Amount shall be the Inventory Closing Value as agreed upon by Buyer and Sellers during the Initial Resolution Period.

(d) If, immediately after the Initial Resolution Period, any of the items comprising the Inventory Closing Value remain in dispute, Buyer and Sellers shall promptly engage an independent certified public accounting firm or independent certified appraisal firm (the “Inventory Arbiter”) mutually agreed upon by Buyer and Sellers (such agreement not to be unreasonably withheld or delayed by Buyer or Sellers) to decide such items and shall instruct the Inventory Arbiter to render such decision no later than the tenth (10th) Business Day following the date of commencement of such engagement. The Inventory Arbiter shall act as an expert and not as an arbitrator to determine, based solely on the written submissions of Sellers and Buyer, and not by independent investigation, only the specific items under dispute by Sellers, on the one hand, and Buyer, on the other hand. The decision of the Inventory Arbiter shall include a statement of the Inventory Arbiter’s determination of each disputed item and a statement of the Inventory Closing Value reflecting the Inventory Arbiter’s determination of all disputed items, shall be set forth in a written report delivered to Sellers and Buyer and shall, absent manifest error, be conclusive and binding on the Parties. In resolving any disputed item, the Inventory Arbiter shall be bound by the provisions of this Agreement, including Schedule 1.1(e), and may not assign a value to any item greater than the greatest value for such item or less than the smallest value for such item claimed by either Sellers in the Seller Inventory Statement or Buyer in the Buyer Objection Notice, as applicable. If the Inventory Final Amount is not established as provided in Section 3.5(b) or Section 3.5(c), the Inventory Final Amount shall be the Inventory Closing Value set forth in the decision of the Inventory Arbiter.

(e) The “Buyer Inventory Adjustment Amount” and the “Seller Inventory Adjustment Amount” are to be determined and delivered as follows: If the Inventory Final Amount exceeds the Inventory Estimated Amount, (x) the Buyer Inventory Adjustment Amount shall be zero, and the Seller Inventory Adjustment Amount shall be the amount of such excess plus interest on such amount at the Applicable Rate from (and including) the Closing Date to (and excluding) the Inventory Adjustment Payment Date, and (y) Buyer shall deliver to Sellers the Seller Inventory Adjustment Amount in cash by wire transfer of immediately available funds; otherwise, (i) the Seller Inventory Adjustment Amount shall be zero, and the Buyer Inventory Adjustment Amount shall be the amount, if any, by which the Inventory Estimated Amount exceeds the Inventory Final Amount, plus interest on such amount at the Applicable Rate from (and including) the Closing Date to (and excluding) the Inventory Adjustment Payment Date, and (ii) Sellers shall deliver to Buyer the Buyer Inventory Adjustment Amount in cash by wire transfer of immediately available funds.

(f) The delivery by Buyer to Sellers of the Seller Inventory Adjustment Amount or the delivery by Sellers to Buyer of the Buyer Inventory Adjustment Amount, as applicable, shall be effected within five (5) Business Days after the date on which the Inventory Final Amount is determined pursuant to this Section 3.5 (the date of such delivery, the “Inventory Adjustment Payment Date”).

(g) All fees and costs of the Inventory Arbiter shall be borne by and allocated between Sellers, on the one hand, and Buyer, on the other hand, on a pro rata basis based on the relative size of (i) the difference between the Inventory Closing Value as determined pursuant to Section 3.5(d) and the Inventory Closing Value implied by Sellers’ written submission to the Inventory Arbiter, on the one hand, and (ii) the difference between the Inventory Closing Value as determined pursuant to Section 3.5(d) and the Inventory Closing Value implied by Buyer’s written submission to the Inventory Arbiter, on the other hand.

ARTICLE 4

CLOSING

4.1 Closing Date.

Upon the terms and subject to the conditions hereof, the closing of the sale of the Acquired Assets and the assumption of the Assumed Liabilities (other than those pertaining to Scheduled Contracts and Leases for which an Assignment Election is made by Buyer after the Closing) contemplated hereby (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois no later than three (3) Business Days following the date on which the conditions set forth in Article 9 and Article 10 have been satisfied or (if permissible) waived (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or (if permissible) waiver of such conditions); provided, however, that the Closing may occur at such other place or time as Buyer and Sellers may mutually agree. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

4.2 Payment on the Closing Date.

Subject to satisfaction or (if permissible) waiver of the conditions set forth in Article 9 and Article 10, at the Closing, Buyer shall pay (or shall cause one or more of its Affiliates to pay) to, or at the direction of, Sellers the Closing Date Payment in cash by wire transfer of immediately available funds to the account or accounts in the United States specified by Sellers.

4.3 Buyer’s Deliveries; Parent’s Deliveries.

(a) At the Closing, Buyer shall deliver or cause to be delivered to Sellers:

(i) the Closing Date Payment, in accordance with Section 4.2;

(ii) a copy of Buyer’s certificate of formation, certified as of a recent date by the Secretary of State of the State of Texas;

(iii) a copy of Buyer’s limited liability company agreement as in effect on the Closing Date;

(iv) a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Texas;

(v) a certificate of an authorized manager of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (A) there having been no amendments to the certificate of formation of Buyer since the date of the certified certificate of formation delivered pursuant to Section 4.3(a)(ii); (B) Buyer’s authorization to execute and perform its obligations under the Transaction Documents to which Buyer is a party; and (C) incumbency and signatures of the managers of Buyer executing the Transaction Documents;

(vi) the Assumption Agreements, duly executed by Buyer or an Affiliate of Buyer;

(vii) executed counterparts of one or more contract assignment and assumption agreements with respect to each of the Assigned Contracts that is a Pre-Closing Designated Contract or Lease, in the form attached hereto as Exhibit G, assigning to Buyer or an Affiliate of Buyer all of Sellers’ right, title and interest in and to such Assigned Contracts;

(viii) executed counterparts of a lease assignment and assumption agreement with respect to each of the Assigned Leases that is a Pre-Closing Designated Contract or Lease, in the form attached hereto as Exhibit K, assigning to Buyer or an Affiliate of Buyer all of Sellers’ right, title and interest in and to such Assigned Leases;

(ix) executed counterparts of a lease assignment and assumption agreement with respect to each of the Lessor Leases identified on Schedule 4.3(a)(ix) whereby any Seller leases an interest in any Owned Real Property to a third party, in the form attached hereto as Exhibit L, assigning to Buyer or an Affiliate of Buyer all of Sellers’ right, title and interest in and to such Lessor Leases;

(x) each other Transaction Document to which Buyer is a party, duly executed by Buyer;

(xi) the certificates of Buyer to be received by Sellers pursuant to Sections 10.1 and 10.3; and

(xii) such other assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Sellers, as Sellers may reasonably request to transfer and assign the Assumed Liabilities to Buyer.

(b) At the Closing, Parent shall deliver to Sellers:

(i) a copy of Parent’s certificate of incorporation, certified as of a recent date by the Secretary of State of the State of Delaware;

(ii) a copy of Parent’s bylaws as in effect on the Closing Date;

(iii) a certificate of good standing of Parent issued as of a recent date by the Secretary of State of the State of Delaware;

(iv) a certificate of an executive officer of Parent, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (A) there having been no amendments to the certificate of incorporation of Parent since the date of the certified certificate of incorporation delivered pursuant to Section 4.3(b)(i); (B) Parent’s authorization to execute and perform its obligations under the Transaction Documents to which Parent is a party; and (C) incumbency and signatures of the officers of Parent executing the Transaction Documents;

(v) each Transaction Document to which Parent is a party, duly executed by Parent; and

(vi) the certificates of Parent to be received by Sellers pursuant to Sections 10.1 and 10.3.

4.4 Sellers’ Deliveries.

At the Closing, Sellers shall deliver to Buyer:

(a) the Bills of Sale, the Deeds and each other Transaction Document to which any Seller is a party, duly executed by the applicable Sellers;

(b) executed counterparts of the contract assignment and assumption agreement(s) referenced in Section 4.3(a)(vii);

(c) executed counterparts of the lease assignment and assumption agreement(s) referenced in Section 4.3(a)(viii) and Section 4.3(a)(ix) together with any and all keys, access cards, security passcodes, security deposits (for leases where any Seller is the lessor) and combinations relating to all Leased Real Property to the extent that the same are in the possession of Sellers;

(d) with respect to the Owned Real Property, possession of the Owned Real Property, together with any and all keys, access cards, security passcodes and combinations, any existing surveys, legal descriptions and title policies concerning the Owned Real Property that are in the possession of Sellers;

(e) a certified copy of the Sale Order;

(f) the certificates of Sellers to be received by Buyer pursuant to Sections 9.1 and 9.2;

(g) certificates executed by each Seller, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(h) such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer, as Buyer may reasonably request to vest in Buyer all the right, title and interest of Sellers in, to or under any or all the Acquired Assets. Without limiting the generality of the foregoing, (i) all deeds conveying an interest in Owned Real Property shall include (A) a limited warranty of title in form and substance as may be required in the jurisdiction in which the Owned Real Property is located to convey fee ownership (or as otherwise reasonably required by a title insurance company as the basis for issuing an owner’s policy of title insurance on such Owned Real Property), (B) all fixtures and improvements located thereon; and (C) each Seller’s right, title and interest in and to all rights, benefits, privileges, easements, tenements, hereditaments, appurtenances and interests benefiting such Owned Real Property and (ii) each deed delivered pursuant to clause (i) above shall be supplemented by a quitclaim deed conveying the applicable Seller’s right, title and interest, if any and without warranty, in and to all of the following: (A) any land in the bed of any highway, street, road, avenue, access way or easement, open or proposed in front of, at the side of, or adjoining the Owned Real Property; (B) any adjacent vaults or alleys, in any strips or gores of land adjoining the Owned Real Property, and any consent to encroachment relating to the Owned Real Property; (C) any rights-of-way, rights of ingress or egress, or other interests in, on, or to, any land, highway, street, road, or avenue, open or proposed, in, on, or across, in front of, abutting, or adjoining the Owned Real Property, and any unpaid awards to be made in lieu thereof, and in and to any unpaid awards for damage thereto by reason of a change of grade of any such highway, street, road, or avenue; (D) any rights-of-way, drainage facilities, utility facilities, and any and all easements across or adjacent to the Owned Real Property, existing or abandoned; (E) all sewage treatment capacity and water capacity and other utility capacity, commitments or allocations to serve the Owned Real Property; (F) all oil, gas, and other minerals in, on, or under, and that may be produced from the Owned Real Property; (G) any land adjacent or contiguous to, or a part of the Owned Real Property, whether those lands are owned or claimed by deed, limitations, estoppel or otherwise, and whether or not they are located inside or outside the description given of the Owned Real Property herein, or whether or not they are held under fence by Sellers, or whether or not they are located on a survey; (H) any reversionary rights of Sellers attributable to the Owned Real Property; and (I) any rights Sellers may have to enforce any covenants, conditions, restrictions or other stipulations set forth in any deed, declaration, easement or other instrument affecting any real property situated proximate to the Owned Real Property or previously owned, in whole or in part, by Sellers or any of their predecessors; and

(i) such ordinary and customary documents (including any factually accurate affidavits) as may be required by any title company or title insurance underwriter to enable Buyer to acquire, at Buyer’s sole election and Buyer’s sole cost and expense, one or more owner policies of title insurance issued by the Title Company covering the Facility in form and substance reasonably acceptable to Sellers.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer as follows, except as disclosed in the schedules attached hereto:

5.1 Organization and Good Standing.

Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Seller has the requisite corporate or limited liability company power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted. Sellers are duly qualified or licensed to do business and are in good standing in each jurisdiction where the character of their business or the nature of their properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

5.2 Authority; Validity; Consents.

Each Seller has, subject to requisite Bankruptcy Court approval, the requisite corporate or limited liability company power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby, and, subject to requisite Bankruptcy Court approval, the execution, delivery and performance of this Agreement and such other Transaction Documents by such Seller and the consummation by such Seller of the transactions contemplated herein and therein have been duly and validly authorized by all requisite corporate or limited liability company action. This Agreement has been duly and validly executed and delivered by each Seller and each other Transaction Document required to be executed and delivered by a Seller at the Closing will be duly and validly executed and delivered by such Seller at the Closing. Subject to requisite Bankruptcy Court approval, this Agreement and the other Transaction Documents constitute, with respect to each Seller that is party thereto, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability is limited by general principles of equity. Subject to requisite Bankruptcy Court approval, except (x) as required to comply with the HSR Act, (y) for entry of the Sale Order and (z) for notices, filings and consents required in connection with the Bankruptcy Case, Sellers are not required to give any notice to, make any filing with or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby.

5.3 No Conflict.

When the consents and other actions described in Section 5.2, including requisite Bankruptcy Court approval, have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Sellers under (a) any agreement, indenture, or other instrument to which any Seller is bound, (b) the certificate of incorporation, bylaws or other governing documents of any Seller, (c) any Order or (d) any Legal Requirement, except as would not, individually or in the aggregate, have a Material Adverse Effect.

5.4 Real Property.

(a) Schedule 5.4(a)-1 lists all real property which is owned by Sellers (together with all written easements, licenses and appurtenances benefiting such owned real property, collectively, the “Owned Real Property”). Schedule 5.4(a)-2 lists, as of the Effective Date, all unexpired leases or other occupancy agreements (collectively, “Leases”) for real property under which any Seller is a lessee (or the equivalent) (the “Leased Real Property”). Schedule 4.3(a)(ix) lists, as of the Effective Date, all unexpired leases or other occupancy agreements whereby any Seller leases an interest in any Owned Real Property to a third party (the “Lessor Leases”). Sellers have provided true, complete and correct copies of the Leases and the Lessor Leases to Buyer, including any amendments thereto.

(i) Sellers have not received written notice of, and, to Sellers’ Knowledge, there is no threatened (A) condemnation, eminent domain, expropriation or similar proceeding affecting the Real Property, (B) proceeding to change the zoning classification of any portion of the Real Property or (C) imposition of any special assessments for public betterments affecting the Real Property, which in the case of each of clauses (A), (B) and (C) would, individually or in the aggregate, have a Material Adverse Effect.

(ii) The Real Property as used by Sellers and, to Sellers’ Knowledge, as used by any third parties, and the present uses of the Real Property by Sellers and, to Sellers’ Knowledge, third parties, are in compliance with, and not in default under or in violation of, any building, zoning, land use, public health, public safety, sewage, water, sanitation or other comparable Legal Requirement, except for such instances of noncompliance, default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Schedules 5.4(a)-1 and 5.4(a)-2 list all of the fee and leasehold real property interests comprising the Facility and all other material real property interests necessary to continue to operate the Facility in a manner materially consistent with Sellers’ past practices (including the use of unit trains, where applicable).

5.5 Environmental and Health and Safety Matters.

Except as set forth on Schedule 5.5, or as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) the current operations of the Business comply with all Legal Requirements concerning environmental, health or safety matters (“Environmental, Health and Safety Laws”), and Sellers have not received written notice alleging that the activities of the Business are in violation of any Environmental, Health and Safety Laws, nor do Sellers have any unresolved citations alleging any violations of Environmental, Health and Safety Laws;

(b) to Sellers’ Knowledge, there has been no Release of any Hazardous Substances that requires reporting under applicable Environmental, Health and Safety Laws at, on or under any of the Real Property, and none of such properties has been used by any Person as a landfill or storage, treatment or disposal site for any type of Hazardous Substance or non-hazardous solid wastes as defined under the Resource Conservation and Recovery Act of 1976, as amended, or any similar state or local Legal Requirement;

(c) neither the Facility nor any aspect of the Business is subject to any consent decree or other Order with or from any Governmental Authority under any Environmental, Health and Safety Laws;

(d) all Permits required to be obtained or filed by Sellers under any Environmental, Health and Safety Laws in connection with the Acquired Assets as normally operated prior to Closing have been duly obtained or filed; and

(e) Sellers have made available or provided Buyer with copies of all material documents, records and information in Sellers’ possession, concerning the condition of the environment at each parcel of the Real Property, whether generated by Sellers or others, including environmental audits and environmental site assessments.

5.6 Title to Acquired Assets.

Immediately prior to Closing, Sellers will have, and, upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, and subject to the terms of the Sale Order, Sellers will thereby transfer to Buyer, good title to, or, in the case of property leased or licensed by Sellers, a valid leasehold or licensed interest in, all of the Acquired Assets, free and clear of all Encumbrances, except (a) for the Assumed Liabilities and (b) for Permitted Encumbrances.

5.7 Taxes.

(a) Sellers have each timely filed all material Tax Returns required to be filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted to Sellers), and, except as set forth on Schedule 5.7(a), all Taxes due and payable, whether or not shown to be payable on such Tax Returns, have been paid, except for any unpaid Taxes which are specified in Section 8.1(b) to be paid at Closing or assumed by Buyer and paid after Closing. Except as set forth on Schedule 5.7(a), (i) no material examination of any such Tax Return of Sellers is currently in progress by any Governmental Authority and no Seller has received notice of any contemplated examination of any such Tax Return; (ii) no material adjustment has been proposed in writing with respect to any such Tax Returns for the last five (5) fiscal years by any Governmental Authority; and (iii) no material claim has been made in writing within the last five (5) years by any Governmental Authority in a jurisdiction where Sellers do not file Tax Returns to the effect that such filings may be required with respect to the Business or the Acquired Assets by that jurisdiction.

(b) Schedule 5.7(b)-1 lists all material federal, state and local Tax credit and Tax incentive programs that Sellers have participated in for the past five years in jurisdictions in which the Acquired Assets are located, as well as all agreements between Sellers and Governmental Authorities related thereto. Except as set forth on Schedule 5.7(b)-2, Sellers are not in default under, nor to Sellers’ Knowledge does there exist any condition which, with the giving of notice or passage of time would constitute a default by Sellers under, any agreement with any Governmental Authority that provides for or results in a reduction, rebate or exemption from Taxes or any other form of Tax incentive applicable to any Facility or the Business, except for such defaults or conditions which would not, individually or in the aggregate, have a Material Adverse Effect.

5.8 Legal Proceedings.

Except for the Bankruptcy Case and as set forth on Schedule 5.8, there is no Proceeding or Order pending, outstanding or, to Sellers’ Knowledge, threatened against any Seller that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or that would have, individually or in the aggregate, a Material Adverse Effect.

5.9 Compliance with Legal Requirements; Permits.

Except as set forth in Schedule 5.9, and except as would not, individually or in the aggregate, have a Material Adverse Effect, Sellers are not in violation of any Legal Requirement applicable to the operation of the Business and hold all Permits required for Sellers to conduct the Business as it is currently conducted. Notwithstanding the foregoing, this Section 5.9 shall not apply to employment matters, employee benefits matters, intellectual property, Taxes or environmental and health and safety matters, which are the subject exclusively of the representations and warranties in Section 5.10, Section 5.11, Section 5.12, Section 5.7 and Section 5.5, respectively.

5.10 Employment Matters.

(a) There are no collective bargaining agreements to which Sellers or their Affiliates are a party relating to any Facility Employee. There is no pending or, to Sellers’ Knowledge, threatened, strike, slowdown, picketing, work stoppage, and there is no pending application for certification of a collective bargaining agent involving any Seller and any Facility Employee.

(b) There are no persons employed by Sellers or any of their Affiliates (whether full-time or part-time) as of the Effective Date who primarily work at the Facility or whose jobs relate primarily to the Facility other than the Facility Employees. Schedule 1.1(d) is a complete list of all Facility Employees as of the Effective Date , specifying their position, status and date of hire. None of the Facility Employees is subject to any sort of employment agreement, whether written or oral.

5.11 Employee Benefits.

Schedule 5.11 sets forth a true and complete list of each (i) deferred compensation plan, (ii) incentive compensation plan, (iii) equity compensation plan, (iv) “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA), (v) “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA) (vi) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (vii) employment (other than offer letters entered into in the ordinary course of the Business), termination, severance or “change in control” agreement and (viii) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Sellers or by any trade or business, whether or not incorporated, that together with Sellers would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), or to which Sellers or any ERISA Affiliate is party, for the benefit of any Facility Employee (each such plan, whether or not material, is referred to herein as a “Benefit Plan”).

5.12 Sellers’ Intellectual Property.

(a) Schedule 5.12(a) sets forth a true and complete list of all U.S. and foreign (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for Trademarks; and (iii) registered Copyrights and pending applications for Copyrights, in each case which are owned by a Seller as of the Effective Date and which are material to the Acquired Assets. Except as set forth on Schedule 5.12(a), Sellers are the sole owners of all of the applications and registrations set forth on Schedule 5.12(a), and all such applications and registrations are in effect and subsisting.

(b) Except as disclosed on Schedule 5.12(b), and except as would not, individually or in the aggregate, have a Material Adverse Effect, to Sellers’ Knowledge, (i) the

conduct of the Business by Sellers as currently conducted (including the products and services currently sold or provided by Sellers) does not infringe or otherwise violate any Person’s intellectual property rights, and no such claims are pending or threatened in writing against Sellers, and (ii) no Person is infringing or otherwise violating any Intellectual Property owned by Sellers, and no such claims are pending or threatened in writing against any Person by Sellers.

(c) To Sellers’ Knowledge, the Acquired Assets and any rights provided to Buyer pursuant to the Transaction Documents include all third party intellectual property rights required to operate the Facility in the manner in which it was operated and to otherwise conduct the Business as it is presently being conducted by Sellers.

5.13 Assigned Contracts and Assigned Leases.

Each of the Scheduled Contracts and Leases, each Contract listed or described in Schedule 1.1(a) and each Lease listed or described in Schedule 1.1(b) is in full force and effect and is a valid and binding obligation of each Seller party thereto and, to Sellers’ Knowledge, the other parties thereto, in accordance with its terms and conditions, in each case except (x) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity, (y) as set forth on Schedule 5.13 and (z) as would not, individually or in the aggregate, have a Material Adverse Effect. Upon entry of the Sale Order and payment of the Cure Costs, (i) no Seller will be in breach or default of its obligations under any Assigned Contract or Assigned Lease, (ii) no condition exists that with notice or lapse of time or both would constitute a default by any Seller under any Assigned Contract or Assigned Lease and (iii) to Sellers’ Knowledge, no other party to any Assigned Contract or Assigned Lease is in breach or default thereunder, except in the case of clauses (i), (ii) and (iii) for any breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

5.14 Sufficiency of Assets.

Except as set forth on Schedule 5.14, to Sellers’ Knowledge, (a) the Acquired Assets, together with Sellers’ agreements under this Agreement and the other Transaction Documents, will, as of the Closing Date, constitute all of the material assets and rights necessary for Buyer to conduct the Business substantially as presently conducted by Sellers and (b) other than real property subject to Lessor Leases, none of the Acquired Assets is owned by any Person other than Sellers.

5.15 Brokers or Finders.

Sellers have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which Buyer is or will become liable, and Sellers shall indemnify and hold harmless Buyer from any claims with respect to any such fees or commissions, in each case except to the extent that such fees, commissions and other similar payments constitute Assumed Liabilities.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent represent and warrant to Sellers as follows:

6.1 Organization and Good Standing.

Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Texas. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and Parent has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted.

6.2 Authority; Validity; Consents.

Each of Buyer and Parent has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by each of Buyer and Parent and the consummation by each of Buyer and Parent of the transactions contemplated herein have been duly and validly authorized by all requisite limited liability company or corporate actions in respect thereof. This Agreement has been duly and validly executed and delivered by Buyer and Parent and each other Transaction Document to which Buyer or Parent is a party will be duly and validly executed and delivered by Buyer or Parent, as applicable, at the Closing. This Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, and this Agreement and the other Transaction Documents to which Parent is a party constitute the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with their respective terms, except in each case as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Except as required to comply with the HSR Act, neither Buyer nor Parent is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party or the consummation or performance of any of the transactions contemplated hereby or thereby, except for such notices, filings and consents, the failure of which to provide, make or obtain, would not, individually or in the aggregate, affect Parent’s or Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

6.3 No Conflict.

When the consents and other actions described in Section 6.2 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer or Parent under (a) any agreement, indenture, or other instrument to which it is bound, (b) the certificate of formation or limited liability company agreement of Buyer or the certificate of incorporation and bylaws of Parent, as applicable, (c) any Order or (d) any Legal Requirement.

6.4 Availability of Funds.

As of the Closing, Buyer will have sufficient cash in immediately available funds to pay the Cash Consideration and all costs, fees and expenses to be paid by Buyer that are necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

6.5 Litigation.

There are no Proceedings pending or, to the knowledge of Parent or Buyer, threatened, that would affect Parent’s or Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

6.6 Brokers or Finders.

Neither Buyer or Parent nor any Person acting on behalf of Buyer or Parent has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which any Seller is or will become liable, and Buyer and Parent shall hold harmless and indemnify Sellers from any claims with respect to any such fees or commissions.

ARTICLE 7

ACTION PRIOR TO THE CLOSING DATE

7.1 Investigation of the Business by Buyer.

After the Effective Date and prior to the Closing Date, Sellers shall, in accordance with reasonable procedures to be established in good faith by mutual agreement of Sellers’ Interim Access Manager and Buyer’s Interim Access Manager, (a) afford Buyer’s authorized Representatives access during normal business hours to the offices, properties, key employees, outside accountants, agreements and other documentation and financial records (including computer files, retrieval programs and similar documentation) with respect to the Business, the Acquired Assets and the Assumed Liabilities to the extent Buyer reasonably deems necessary, and permit Buyer and its authorized Representatives to make copies of such materials, (b) furnish to Buyer or its authorized Representatives such additional information concerning the Acquired Assets, the Business and the Assumed Liabilities as shall be reasonably requested by Buyer or its authorized Representatives and (c) use commercially reasonable efforts to cause their outside accountants and outside counsel to cooperate with Buyer in its investigation; provided that Buyer shall submit to Sellers requests for such access, information or cooperation, including reasonable detail regarding the requested access, information or cooperation, a reasonable period in advance of the time at which such access, information or cooperation is to be provided, and all such requests shall be submitted only to James Bonsall (or his successors as the Company’s Chief Restructuring Officer), as Sellers’ designated representative, or to such other individuals as Mr. Bonsall (or such successors) may designate from time to time to receive such requests (“Sellers’ Interim Access Manager”). Such requests of Buyer shall be submitted only by Craig Schnupp, or another individual reasonably acceptable to Sellers’ Interim Access Manager as Craig Schnupp’s successor, as Buyer’s designated representative (“Buyer’s Interim Access Manager”). Notwithstanding anything herein to the contrary, no such access, information or cooperation shall be permitted or required to the extent that it would require Sellers to disclose information subject to attorney-client privilege.

7.2 Operations Prior to the Closing Date.

Sellers covenant and agree that, except (v) as expressly contemplated by this Agreement, (w) as disclosed in Schedule 7.2, (x) with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) and (y) as otherwise required by Legal Requirements, after the Effective Date and prior to the Closing Date:

(a) Sellers shall:

(i) maintain their books, accounts and records in accordance with past custom and practice;

(ii) use reasonable best efforts, taking into account Sellers’ status as debtors in possession and the fact that as of the Effective Date, the Facility has been idled, is not fully staffed and is not producing Finished Ethanol or any distillers grain products, to (A) retain Facility Employees who are in good standing, and (B) maintain their relationships with and preserve for the Business the goodwill of their key suppliers and customers;

(iii) use reasonable best efforts, taking into account Sellers’ status as debtors in possession and the fact that as of the Effective Date, the Facility has been idled, is not fully staffed and is not producing Finished Ethanol or any distillers grain products, to (A) comply in all material respects with all Legal Requirements with respect to the conduct of the Business, (B) comply in all material respects with contractual obligations applicable to or binding upon them pursuant to Assigned Contracts, Assigned Leases and Scheduled Contracts and Leases and (C) maintain in full force and effect all Permits;

(iv) use reasonable best efforts, taking into account Sellers’ status as debtors in possession and the fact that as of the Effective Date, the Facility has been idled, is not fully staffed and is not producing Finished Ethanol or any distillers grain products, to cause any of their current property insurance policies with respect to the Facility or any of the other Acquired Assets not to be canceled or terminated or any of the coverage thereunder to lapse unless, simultaneously with such termination, cancellation or lapse, replacement, policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies are in full force and effect; and

(v) use reasonable best efforts, taking into account Sellers’ status as debtors in possession and the fact that as of the Effective Date, the Facility has been idled, is not fully staffed and is not producing Finished Ethanol or any distillers grain products, to maintain in full force and effect the existence of all material Intellectual Property owned by Sellers and included in the Acquired Assets.

(b) Sellers shall not:

(i) other than the sale of Inventory in the ordinary course of business and other than the incurrence of Encumbrances pursuant to any debtor-in-possession financing of Sellers (none of which Encumbrances shall burden or otherwise affect any of the Acquired Assets as of the Closing after giving effect to the Sale Order), sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or voluntarily impose or suffer to be imposed, any Encumbrance (other than Assumed Liabilities and Permitted Encumbrances) on any of the Acquired Assets;

(ii) fail to maintain the Acquired Assets in their present condition, reasonable wear and tear excepted;

(iii) amend any of the Scheduled Contracts and Leases or any Contract or Lease included in the Acquired Assets other than non-material amendments made in the ordinary course;

(iv) grant to any Facility Employee any increase in compensation except in the ordinary course of Sellers’ business and consistent with past practice; or

(v) enter into any agreement or commitment to take any action prohibited by this Section 7.2.

7.3 HSR Act; Reasonable Best Efforts.

(a) Subject to Section 7.3(c), as soon as reasonably practicable (and, in any event, within five (5) Business Days) following the Effective Date, Sellers, on the one hand, and Buyer and Parent, on the other hand, shall each prepare and file, or cause to be prepared and filed, any notifications required to be filed under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and request early termination of the waiting period under the HSR Act. Each of Buyer and Parent, on the one hand, and Sellers, on the other hand, shall promptly respond to any requests for additional information or documentary materials in connection with such filings and shall, subject to Section 7.3(d), take all other actions necessary to cause the waiting periods under the HSR Act to terminate or expire at the earliest practicable date after the date of filing. Buyer shall be responsible for payment of the applicable filing fee under the HSR Act, and each Party shall be responsible for payment of its own respective costs and expenses (including attorneys’ fees and other legal fees and expenses) associated with the preparation of its portion of any antitrust filings.

(b) In addition to the actions to be taken under Section 7.3(a), but subject to Section 7.3(d), Sellers, on the one hand, and Buyer and Parent, on the other hand, shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including using all reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article 9 and Article 10 to be satisfied, (ii) the obtaining, at the earliest practicable date, of all necessary Governmental Authorizations and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any Proceeding by any Governmental Authority, (iii) the defending of any Proceedings challenging this Agreement or the consummation of the transaction contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(c) Sellers, on the one hand, and Buyer and Parent, on the other hand, (i) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Authority in response thereto. In addition, none of Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent permitted by any such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable Legal Requirements, each of Buyer and Parent, on the one hand, and Sellers, on the other hand, shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine or which refer to valuation of the Business) or any such filing, notification or request for approval. Each Party shall also furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval.

(d) Notwithstanding anything in this Agreement to the contrary, neither Parent, Buyer or their Affiliates nor Sellers shall be required to (i) offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, properties, assets, rights, products or businesses of Parent or Buyer (or any of their respective Affiliates, if applicable), or the Business, or (ii) permit or suffer to be imposed any other restrictions on the activities of Parent or Buyer or their respective Affiliates or the Business.

7.4 Bankruptcy Court Approval.

(a) Sellers and Buyer acknowledge that this Agreement and the sale of the Acquired Assets and the assumption and assignment of the Assigned Contracts and Assigned Leases are subject to Bankruptcy Court approval. Sellers and Buyer acknowledge that (i) to obtain such approval, Sellers must demonstrate that they have taken reasonable steps to obtain the highest and otherwise best offer possible for the Acquired Assets, and that such demonstration shall include giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court and (ii) Buyer must provide adequate assurance of future performance under the to-be-assigned leases and executory contracts.

(b) In the event an appeal is taken or a stay pending appeal is requested, from the Sale Order, Sellers shall immediately notify Buyer of such appeal or stay request and shall provide to Buyer promptly a copy of the related notice of appeal or order of stay. Sellers shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from the Sale Order.

(c) From and after the Effective Date and prior to the Closing or the termination of this Agreement in accordance with Section 11.1, Sellers shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order or this Agreement.

7.5 Bankruptcy Filings.

From and after the Effective Date and until the Closing Date, Sellers shall deliver to Buyer copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that are filed in the Bankruptcy Case at the time of their filing, but with respect to any such papers that Sellers may file that relate, in whole or in part, to this Agreement, or to Buyer or Parent or their respective agents or representatives, Sellers shall use reasonable efforts to provide such prior notice as may be reasonable under the circumstances before the filing of such papers. Sellers’ inadvertent failure to comply with this Section 7.5 shall not constitute a breach under this Agreement. Notwithstanding the foregoing, Sellers shall not file any pleadings, motions, notices, statements, schedules, applications, reports and other papers in the Bankruptcy Case that would, or would reasonably be expected to, alter, modify, limit or restrict Buyer’s rights or remedies pursuant to this Agreement, without the prior written consent of Buyer (which may be granted or withheld in Buyer’s sole discretion).

7.6 Update of Schedules; Notice of Developments.

(a) Sellers may make modifications to Schedule 1.1(h) at any time until delivery of the Closing Statement by Sellers to Buyer, solely to reflect (i) any new Contracts for natural gas, utilities or rail entered into by Sellers at arms length in the ordinary course of the Business under which Sellers have incurred or will incur pre-paid expenses or charges for goods to be provided or services to be performed to or for the benefit of Buyer or any of its Affiliates at any time after the Closing, or (ii) the deletion of any Contracts from such schedule.

(b) Schedule 1.1(d) shall be updated by Sellers no later than five (5) Business Days prior to the Closing Date to reflect (i) all terminations and additions, since the Effective Date, of employees who work primarily at the Facility or whose jobs relate primarily to the Facility, including the position, status and date of hire of all such employees added since the Effective Date; provided that in no event shall the aggregate number of employees added to Schedule 1.1(d) exceed the number of employees removed from Schedule 1.1(d); and (ii) any changes to position and status since the Effective Date for employees listed on Schedule 1.1(d).

(c) Sellers shall give prompt written notice to Buyer upon obtaining Knowledge (i) of any development constituting a Material Adverse Effect (and identifying it as such), (ii) that any representation or warranty made by Sellers herein was untrue or inaccurate as of the Effective Date, (iii) of any matter or event first arising or occurring after the Effective Date that, if existing or occurring on or before the Effective Date, would have been required to be set forth, disclosed or described in the schedules to this Agreement in order for any representation or warranty made by Sellers herein to be true and correct, (iv) of any development materially and adversely affecting the ability of any Seller to consummate the transactions contemplated by this Agreement and (v) of any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement. Sellers shall have the right, from time to time prior to the Closing, to amend or supplement the schedules to this Agreement with respect to any matter described in clause (iii) above. No disclosure pursuant to this Section 7.6(c) and no amendment or supplement of the schedules to this Agreement pursuant to the preceding sentence shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, or to otherwise affect or diminish any representation, warranty, covenant or obligation of Sellers in this Agreement, for purposes of determining whether any condition set forth in Article 9 has been satisfied or for any other purpose. This Section 7.6(c) shall not constitute a covenant or agreement for purposes of Section 9.2.

7.7 Communications with Third Parties.

In accordance with the procedures for requesting access, information or cooperation under Section 7.1 and subject to all applicable Legal Requirements, Buyer shall have the right to contact (a) any creditors of Sellers who have liens on any of the Acquired Assets or may otherwise have an interest in the transactions contemplated under this Agreement, (b) any counterparties to Assigned Contracts, Assigned Leases or Scheduled Contracts and Leases, (c) Governmental Authorities, to confirm the amount of any Taxes of Sellers that Buyer is or may become liable for under this Agreement (including Tax incentive agreements), to discuss the status of any economic development or similar agreements between any Seller and such

Governmental Authorities or to discuss Permits and other matters within the control of such Governmental Authorities that may affect any of the Acquired Assets, (d) current and former employees of Sellers, regarding employment of such Persons by Buyer after Closing, and (e) any other Persons with whom Buyer may wish to engage in commercial dealings in order to acquire, own and/or operate the Acquired Assets. Other than as set forth in the preceding sentence or with the prior consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Buyer and Parent shall not, and shall cause their respective Affiliates and Representatives not to, contact, or engage in any discussions or otherwise communicate with, any of Sellers’ customers, suppliers and other Persons with which Sellers have material commercial dealings where the subject matter thereof relates to Sellers, the Acquired Assets, the Business, this Agreement or the transactions contemplated by this Agreement (it being understood that contacts, discussions and communications with such Persons in the ordinary course of Parent’s and its Affiliates’ existing business shall not be restricted by this Section 7.7).

7.8 Approved Contracts.

Except as otherwise required by Legal Requirements, the Parties agree that to the extent Sellers amend or enter into any Contract with a third party in the ordinary course of the Business during the period from the Effective Date to the Closing Date, no such Contract shall be assumed and assigned to Buyer hereunder unless and until Buyer designates such Contract as an Approved Contract. In order to permit Buyer to evaluate whether it will designate any Contract as an Approved Contract, Sellers covenant and agree to provide Buyer with prompt notice of any such Contract being entered into that involves consideration of $50,000 or more or that could reasonably be considered critical for the continued operation of the Business consistent with past practice or to enable the Facility or the Business to comply with any Legal Requirement. To the extent that Buyer desires to assume Sellers’ rights and obligations under any such Contract, the Parties shall amend Schedule 1.1(a) to include any such Contract identified by Buyer as an Approved Contract.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Taxes.

(a) Any sales Tax, use Tax or similar Tax attributable to the sale or transfer of the Acquired Assets and not exempted under the Sale Order or by Section 1146(c) of the Bankruptcy Code ( “Sales Taxes”) and any real property transfer Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Acquired Assets and not exempted under the Sale Order or by Section 1146(c) of the Bankruptcy Code (“Transfer Taxes”) shall be borne one-half by Sellers and one-half by Buyer. Sellers and Buyer shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Acquired Assets from any such Sales Taxes and Transfer Taxes, and in furtherance thereof, Buyer shall provide Sellers with any exemption certificates, resale certificates or similar certificates that may be applicable to Buyer or any of its Affiliates acquiring any of the Acquired Assets. Sellers shall be responsible for preparing and filing all necessary Tax Returns or other documents with respect to Sales Taxes, and Buyer shall be responsible for preparing and filing Tax Returns with respect to Transfer Taxes; provided, however, that in the event any such Tax Return requires execution by the other Party, the Party responsible for preparing the Tax Return shall deliver it to the other Party not less than ten days before the due date thereof, and the other Party shall promptly execute such Tax Return and return it to the Party responsible for filing it.

(b) All liability for any real or personal property Taxes with respect to the Acquired Assets for a Tax period or year, or portion thereof, that ends on or before the Closing Date (a “Pre-Closing Tax Period”) shall be borne by Sellers. All liability for any real or personal property Taxes with respect to the Acquired Assets for a Tax period or year, or portion thereof, that begins after the Closing Date (a “Post-Closing Tax Period”) shall be borne by Buyer. The total amount of such Taxes allocable to the Pre-Closing Tax Period of any Tax period or year commencing on or before, and ending after, the Closing Date (a “Straddle Period”) shall be the product of (i) such Tax for the entirety of such Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days for such Straddle Period included in the Pre-Closing Tax Period and the denominator of which is the total number of days in such Straddle Period, and the balance of such Taxes shall be allocable to the Post-Closing Tax Period. At the Closing, the real and personal property Taxes with respect to each Acquired Asset for the applicable Straddle Period shall be prorated in accordance with the foregoing provisions based on the property Tax assessment for such Acquired Asset for such Straddle Period, if available, or if otherwise, based on the property Taxes paid with respect to such Acquired Asset during the preceding Tax year. With respect to any not yet delinquent Taxes relating to a Straddle Period or Pre-Closing Tax Period, Buyer will assume responsibility for the actual payment of all such Taxes to the applicable Governmental Authority. With respect to any Taxes relating to a Straddle Period or Pre-Closing Tax Period that are delinquent as of the Closing Date, the amount of which is known and not subject to dispute, Buyer shall either pay the delinquent amount of such Taxes directly to the applicable Governmental Authority at the Closing or, at Buyer’s option, to the Title Company at the Closing, for further payment by it to the applicable Governmental Authority. With respect to any Taxes relating to the Pre-Closing Tax Period which are either due and payable or delinquent, in the event that Buyer causes such Taxes to be paid at or prior to Closing, any Permitted Encumbrances listed in Schedule 1.1(g) concerning such paid Taxes shall not be listed as a Permitted Encumbrance in the deed for the applicable Owned Real Property.

(c) Sellers, on the one hand, or Buyer, on the other hand, as the case may be (the “Reimbursing Party”), shall provide reimbursement for any Tax paid by the other (the “Paying Party”) all or a portion of which is the responsibility of the Reimbursing Party in accordance with the terms of this Section 8.1. Within a reasonable time prior to the payment of any such Tax, the Paying Party shall give notice to the Reimbursing Party of the Tax payable and the Paying Party’s and Reimbursing Party’s respective liability therefor, although failure to do so will not relieve the Reimbursing Party from its liability hereunder except to the extent the Reimbursing Party is prejudiced thereby. Any amounts which may become payable from any Seller to Buyer pursuant to this Section 8.1(c) shall constitute a super priority administrative expense of Sellers under Section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

(d) Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Acquired Assets (including access to books and records and Tax Returns and related working papers dated before Closing) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, the prosecution or defense of any claims, suit or proceeding relating to any Tax, and the claiming by Buyer of any federal, state or local business tax credits or incentives that Buyer may qualify for in any of the jurisdictions in which any of the Acquired Assets are located; provided, however, that neither Buyer nor any Seller shall be required to disclose the contents of its income Tax Returns to any Person. Any expenses incurred in furnishing such information or assistance pursuant to this Section 8.1(d) shall be borne by the Party requesting it.

(e) Buyer and Sellers hereby waive compliance with all “bulk sales,” “bulk transfer” and similar laws that may otherwise be applicable with respect to the sale and transfer of any or all of the Acquired Assets to Buyer.

(f) Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer be responsible for any income taxes or their equivalent payable by Sellers as a result of the transactions contemplated by this Agreement, nor shall Buyer be responsible or liable for any “clawback” provisions or retractions of any tax credits or incentives assessed against any Sellers or their Affiliates for periods during which Sellers owned the Acquired Assets.

8.2 Payments Received.

Sellers, on the one hand, and Buyer, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other and will account to the other for all such receipts.

8.3 Assigned Contracts and Assigned Leases: Adequate Assurance and Performance.

(a) With respect to each Assigned Contract and each Assigned Lease, Buyer shall provide adequate assurance as required under the Bankruptcy Code of the future performance by Buyer of each such Assigned Contract or Assigned Lease. Buyer and Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Contracts and the Assigned Leases, such as furnishing timely requested and factually accurate affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer’s and Sellers’ employees and representatives available to testify before the Bankruptcy Court.

(b) Buyer shall pay, perform or satisfy the Assumed Liabilities from time to time and as such Assumed Liabilities become due and payable or are required to be performed or satisfied in accordance with their respective terms.

(c) Without limiting the provisions of Section 8.3(a), Buyer acknowledges that Sellers have no duty to maintain any letters of credit to secure performance or payment under any Assigned Contracts or Assigned Leases after the Closing, and Buyer agrees to reasonably cooperate with Sellers in Sellers’ efforts to secure the release of any such letters of credit posted by Sellers, such cooperation to include, if necessary, the provision by Buyer of a Parent guaranty or letter of credit to secure Buyer’s payment and/or performance under any Assigned Contracts or Assigned Leases after the Closing.

8.4 Employee Matters.

(a) Transferred Employees. Buyer shall offer employment effective as of the Closing Date to all of the Facility Employees (identified on Schedule 1.1(d), as updated pursuant to Section 7.6(b)) who are active (i.e., not out on short or long term disability or workers compensation or for any other reason other than normal vacation absences) as of Closing, at the same location and rate of pay and otherwise on substantially similar terms, in the aggregate, as those under which each such Facility Employee was employed immediately prior to the Closing Date. Those employees who accept Buyer’s offer of employment made pursuant to this Section 8.4(a) and commence working for Buyer on the Closing Date are referred to herein as “Transferred Employees.” Each Facility Employee who is not an active employee as of the Closing Date (each an “Inactive Employee”) shall remain Sellers’ responsibility until such employee commences employment with Buyer. When an Inactive Employee is able to return to active status in accordance with Sellers’ leave policies, and provided that such return occurs within six (6) months of the Closing Date unless the Inactive Employee is otherwise required by applicable Legal Requirements to be reinstated at a later date, Buyer shall make such offer of employment to such individual in accordance with this Section 8.4(a), and, provided such individual accepts Buyer’s offer of employment, such individual will be considered a Transferred Employee as of the date of such acceptance. Buyer shall have no liability for any Inactive Employee until the date such employee becomes a Transferred Employee. All Buyer’s decisions to offer or not offer employment to Sellers’ employees shall be in accordance with all applicable Legal Requirements.

(b) Credit Under Buyer Plans. Buyer will cause any employee benefit plans of Buyer (or any Affiliate thereof sponsoring or maintaining such plans) in which the Transferred Employees are entitled to participate from and after the Closing Date (the “Buyer Plans”) to take into account, for purposes of eligibility and vesting thereunder (but not for purposes of benefit accrual), service by the Transferred Employees with Sellers prior to the Closing as if such service were with Buyer, to the same extent such service was credited under a comparable Benefit Plan prior to the Closing (except to the extent it would result in the duplication of benefits). In addition, with respect to each Buyer Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer shall, or shall cause an Affiliate of Buyer sponsoring or maintaining such Buyer Plan to (i) cause there to be waived any pre-existing conditions, exclusions, insurability requirements or other eligibility limitations and (ii) to the extent possible under the terms of the provider agreements governing the Buyer Plans, give effect, in determining any deductible, co-insurance and maximum out of pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, the Transferred Employees and their dependents under a comparable Benefit Plan in any plan year ongoing as of the Closing Date.

(c) WARN Act. On the Effective Date, Sellers shall provide a list setting forth the name and Facility of any and all Facility Employees who have experienced an employment loss or layoff (as defined by the WARN Act) within ninety (90) days prior to the Effective Date (the “WARN List”). Provided that Sellers have not laid off or terminated (other than discharges for cause or voluntary departures or retirement) any Facility Employees between the Effective Date and the Closing Date, for a period of ninety (90) days after the Closing Date, Buyer shall not engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees of Buyer at any Facility which, if aggregated with any such conduct prior to the Closing Date, would trigger the WARN Act. In satisfying its obligations under this Section 8.4(c), Buyer shall take into account and be entitled to rely upon the WARN List.

(d) Accrued Paid Time Off. Notwithstanding anything to the contrary in this Section 8.4, Buyer agrees (and shall provide in Buyer’s offer of employment to each Facility Employee) that each Facility Employee who receives and accepts an offer of employment from Buyer (or any Affiliate of Buyer) shall, upon becoming a Transferred Employee, receive credit (on an hour-for-hour basis, and in the form of vacation hours only) under the Buyer Plans for all vacation and other paid time off accrued by such Transferred Employee under any applicable Benefit Plan of Sellers through, but not including, the Closing Date (such accrued vacation and paid time off being herein referred to as the Transferred Employee’s “Accrued PTO”). Buyer’s offer of employment to each Facility Employee shall include a written statement that, by accepting employment with Buyer, the Facility Employee consents to receive credit for Accrued PTO from Buyer in lieu of payment for accrued vacation and paid time off with Sellers. To the extent any Transferred Employee has in excess of 240 hours of Accrued PTO as of the Closing Date, Buyer shall, within 30 days following the Closing, make a payment to such Transferred Employee in an amount equal to the value of such excess (based on such Transferred Employee’s final salary with Sellers), which payment shall be treated as income of such Transferred Employee in the year of payment for purposes of Tax withholding in accordance with applicable Legal Requirements (but shall not be treated as income to the Transferred Employee for any other purpose under the Buyer plans, including, without limitation, (i) for purposes of calculating any matching contribution payable by Buyer or any Affiliate of Buyer to any 401(k) or similar defined contribution plan and (ii) for purposes of calculating any bonuses or similar incentive payments to which the Transferred Employee may become entitled). The Closing Statement shall include a certification by Sellers as to the Accrued PTO of each Facility Employee through, but not including, the Closing Date, and Sellers shall provide such supporting documentation therefor as Buyer may reasonably request.

8.5 Post-Closing Books and Records and Personnel.

For five (5) years after the Closing Date (or such longer period as may be required by any Governmental Authority or ongoing claim), (a) Buyer shall not dispose of or destroy any of the business records and files of the Business received by Buyer as Acquired Assets and (b) Parent and Buyer shall allow Sellers (including, for clarity, any trust established under a chapter 11 plan of Sellers or any other successors of Sellers) and any of their directors, officers, employees, counsel, representatives, accountants and auditors reasonable access during normal business hours, at Sellers’ sole expense and upon reasonable advance notice, to all employees and files of Parent and Buyer and their respective Subsidiaries and any Documents included in the Acquired Assets for purposes relating to the Bankruptcy Case, the wind-down of the operations of Sellers, the functions of any such trusts or successors, or other reasonable business purposes, and Sellers (including any such trust or successors) and such directors, officers, employees, counsel, representatives, accountants and auditors shall have the right to make copies of any such files, books, records and other materials. Until the closing of the Bankruptcy Case or the liquidation and winding up of Sellers’ estates, Sellers shall preserve and keep the records retained by them relating to the Business and the Acquired Assets and, at Buyer’s sole expense, shall make such records and Sellers’ personnel available to Buyer as may be reasonably required by Buyer in connection with, among other things, any insurance claims by, Proceedings, Actions or Tax audits against, or governmental investigations of, Buyer or any of its Affiliates or in order to enable Buyer to comply with its obligations under this Agreement and each other Transaction Document. In the event any Party desires to destroy any such records during or after the time during which they must be maintained pursuant to this Section 8.5, such Party shall first give ninety (90) days prior written notice to the other Parties and any such other Parties shall have the right at their option and expense, upon prior written notice given within such ninety (90) day period to the Party desiring to destroy such records, to take possession of the records within one hundred and eighty (180) days after the date of such notice, or such shorter period as the liquidation and winding up of Sellers’ estates shall permit.

8.6 Parent Guarantee.

Parent shall cause the performance of all of Buyer’s agreements, covenants and obligations under this Agreement and the other Transaction Documents (the “Buyer Obligations”). Parent hereby unconditionally, absolutely, continually and irrevocably guarantees to each Seller and each Seller’s respective successors and assigns full and punctual performance, discharge and/or payment, as applicable, of all of the Buyer Obligations (such guarantee, the “Parent Guarantee”) and shall be liable for any breach of any representation, warranty, covenant, agreement or obligation of Buyer under this Agreement or any other Transaction Document. The Parent Guarantee is a guarantee of payment and performance and not merely collection. The Parent Guarantee and the obligations of Parent under this Section 8.6 shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, and the liability of Parent under the Parent Guarantee is exclusive and independent of any other guarantee of the Buyer Obligations, whether executed by Parent, by any other guarantor or by any other Person. Without limitation as to the foregoing, no amendment to this Agreement or any of the other Transaction Documents, including an amendment that amends, modifies, extends or accelerates the time or manner of payment and/or performance of any of the Buyer Obligations shall, with or without any notice to or consent of Parent, in any way discharge, terminate, release, affect or impair the obligations of Parent under the Parent Guarantee. With respect to the Parent Guarantee, Parent waives (u) notice of the Buyer Obligations and the acceptance of the Parent Guarantee by Sellers, (v) promptness, diligence, protest, presentment, demand for payment, notice of default or non-payment, notice of dishonor, notice of protest and all other notices of any kind, (w) all defenses based on Buyer’s failure to duly authorize, execute or deliver this Agreement or any other Transaction Documents, based on any claim as to unenforceability of this Agreement or any other Transaction Document or based on any other occurrence or state of facts that would cause any representation or warranty of Buyer under this Agreement or any of the other Transaction Documents not to be true and correct, (x) any right to the deferral or modification of its obligations under this

Section 8.6 and the Parent Guarantee by reason of any bankruptcy, reorganization, arrangement, moratorium or other debtor-relief proceeding and any right to require the marshalling of assets of Buyer, (y) all defenses that may be available by virtue of any valuation, stay, moratorium law or other Legal Requirement now or hereafter in effect, and (z) all other defenses of a surety or guarantor to which it may be entitled; provided, however, that, except for the defenses described in clause (w) of this sentence, Parent shall be entitled to assert as a defense against the Parent Guarantee with respect to any Buyer Obligation any defense that Buyer would be entitled to assert with respect to such Buyer Obligation. Without limitation as to the foregoing, the obligations of Parent under this Section 8.6 and the liability of Parent under the Parent Guarantee shall not be reduced, limited, impaired, discharged, terminated or affected by (i) any substitution, release or exchange of any other guarantee of or security for any of the Buyer Obligations; (ii) any bankruptcy, insolvency, reorganization, liquidation, dissolution or winding up of Buyer; (iii) any claim, setoff, defense, or other right that Parent may have against any Seller (other than pursuant to this Agreement or any of the other Transaction Documents); (iv) any delay or failure by Sellers in the exercise of their rights and remedies under this Agreement, including under this Section 8.6, or any other Transaction Document; (v) any delay or failure of Sellers to enforce this Agreement or any other Transaction Document against Buyer or to obtain any judgment against Buyer or to pursue any action to enforce any judgment against Buyer; (vi) any direction as to application of payment by Buyer or by any other Person; (vii) any other continuing or other guarantee, undertaking or maximum liability of a guarantor or of any other Person as to any of the Buyer Obligations; (viii) any payment on or in reduction of any such other guarantee or undertaking; (ix) any termination or increase, decrease or change in personnel by Buyer; (x) any change, reorganization or termination of the corporate or limited liability company structure or existence of Parent or Buyer or any of their Subsidiaries and to any corresponding restructuring of the Buyer Obligations; or (xi) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 8.6 are knowingly made in contemplation of such benefits. Sellers shall not be obliged to exhaust their recourse against Buyer or any guarantee or security that any Seller may hold before being entitled to performance from Parent of the Buyer Obligations. Parent’s obligations under the Parent Guarantee shall remain in full force and effect until all Buyer Obligations shall have been fully paid, performed, satisfied and discharged. To the extent that Parent or Buyer shall make a payment with respect to any Buyer Obligation, which payment is subsequently invalidated, is declared to be fraudulent or preferential, or otherwise is avoided and/or required to be repaid to Parent, Buyer, a trustee, a receiver or any other Person, including under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such avoidance or repayment, the Buyer Obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made. Parent shall not exercise any rights of subrogation that it may at any time otherwise have as a result of the Parent Guarantee to the claims of Sellers against Buyer or any other guarantor of any of the Buyer Obligations and any contractual, statutory or common law rights of reimbursement, contribution or indemnity from any such other guarantor which it may at any time otherwise have as a result of the Parent Guarantee until such time as the Buyer Obligations shall have been fully performed, satisfied and discharged. Parent shall not exercise any right to enforce any other remedy which Sellers now have or may hereafter have against any such other guarantor, any endorser or any other guarantor of all or any part of the Buyer Obligations until such time as the Buyer Obligations shall have been fully paid, performed, satisfied and discharged. This Section 8.6 applies to any assignee of Buyer under Section 12.7 as if references in this Section 8.6 to Buyer were to such assignee (and, in the case of any such application of this Section 8.6, the term Buyer Obligations means all of such assignee’s agreements, covenants and obligations under this Agreement and the other Transaction Documents).

8.7 No Other Representations or Warranties.

(a) Buyer and Parent acknowledge that, except for the representations and warranties contained in Article 5 and the certificate delivered to Buyer pursuant to Section 9.1, neither Sellers nor any other Person on behalf of Sellers makes any express or implied representation or warranty with respect to Sellers (including representations and warranties as to the condition of the Acquired Assets) or with respect to any information provided by or on behalf of Sellers to Buyer or Parent. Neither Sellers nor any other Person will have or be subject to any liability or indemnification obligation to Buyer, Parent or any other Person resulting from the distribution to Buyer or Parent, or use by Buyer or Parent, of any such information, including any information, documents, projections, forecasts or other material made available to Buyer or Parent in any “data rooms,” “data sites,” confidential information memoranda or management presentations in expectation of or in connection with the transactions contemplated by this Agreement or any other Transaction Document.

(b) In connection with investigation by Buyer and Parent, Buyer and Parent have received or may receive from Sellers certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer and Parent acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer and Parent are familiar with such uncertainties, that Buyer and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer and Parent shall have no claim against anyone with respect thereto. Accordingly, Buyer and Parent acknowledge that Sellers make no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

8.8 Acquired Assets “AS IS”; Buyer’s and Parent’s Acknowledgment Regarding Same.

Buyer and Parent agree, warrant, and represent that (a) Buyer is purchasing the Acquired Assets on an “AS IS” and “WITH ALL FAULTS” basis based solely on Buyer’s own investigation of the Acquired Assets and the representations and warranties of Sellers set forth in Article 5 and (b) neither Sellers nor any real estate broker or other Representative of Sellers has made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Acquired Assets, any part of the Acquired Assets, the financial performance of the Acquired Assets or the business of Sellers, or the physical condition of the Acquired Assets other than the representations and warranties of Sellers set forth in Article 5. Buyer and Parent further acknowledge that the consideration for the Acquired Assets specified in this Agreement has been agreed upon by Sellers and Buyer after good-faith arms-length negotiation in light of Buyer’s agreement to purchase the Acquired Assets “AS IS” and “WITH ALL FAULTS” subject only to the representations and warranties of Sellers set forth in Article 5. Buyer and Parent agree, warrant and represent that, except as set forth in this Agreement (including the representations and warranties of Sellers set forth in Article 5), Buyer and Parent have relied, and shall rely, solely upon Buyer’s and Parent’s own investigation of all such matters, and that Buyer and Parent assume all risks with respect thereto. EXCEPT AS SET FORTH IN THIS AGREEMENT (INCLUDING THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE 5), SELLERS MAKE NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE ACQUIRED ASSETS.

8.9 Waiver of Claims by Sellers.

As a material inducement for Buyer and Parent to execute this Agreement, Sellers hereby waive, release, relinquish and discharge all claims, demands, and causes of action (including Avoidance Actions and similar rights and causes of action, including causes of action under Section 544 through 553 of the Bankruptcy Code) that Sellers (or, to the fullest extent permitted by law, any of their Affiliates and any other Persons claiming or having the right to claim by, through or under Sellers or their Affiliates) have against any of the Buyer Parties, whether absolute or contingent, known or unknown, now existing or hereafter arising; provided, however, that Sellers do not hereby waive any claims, demands, rights or causes of action arising under this Agreement or any other Transaction Document.

8.10 Casualty.

If, prior to the Closing, all or any material portion of any Facility or any material portion of the Acquired Assets is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or Proceedings for such purposes are pending, Buyer may elect, in Buyer’s sole discretion, to:

(a) terminate this Agreement, whereupon no Party shall have any further obligation to any other hereunder; provided, however, that Buyer shall not be entitled to exercise this option unless Restoration Costs exceed $25,000,000;

(b) eliminate some or all of the affected assets from the Acquired Assets to be purchased by Buyer pursuant to this Agreement and reduce the consideration payable by Buyer hereunder by an amount to be mutually agreed between Buyer and Sellers; or

(c) purchase the Acquired Assets notwithstanding any such destruction, taking or pending taking and reduce the consideration payable by Buyer hereunder in an amount equal to the Restoration Costs.

“Restoration Costs” means either (i) in the case of damage or destruction by fire or casualty, the estimated cost to repair or replace the affected assets or (ii) in the case of a taking or threatened taking, the greater of (A) value of the assets taken or (B) the costs necessary to restore substantially the same functional utility to the affected Facility following the taking. The Restoration Costs shall be as mutually agreed by Sellers and Buyer or, if they are unable to agree, then shall be as determined by an engineering firm or appraisal firm mutually acceptable to Sellers and Buyer.

As used in this Section 8.10, a “material portion” means any portion of a Facility or any other Acquired Assets (i) the value of which equals or exceeds $5,000,000 or (ii) which is necessary in order to continue to operate any Facility or the Business in the ordinary course consistent with past practice.

Sellers shall be entitled to retain all insurance proceeds, awards and other amounts paid or payable to Sellers by any insurance companies, Governmental Authorities or other third parties by reason of the destruction or taking of the affected Acquired Assets.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND PARENT TO CLOSE

The obligations of Buyer and Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

9.1 Accuracy of Representations.

Either (i) the representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects (except that those representations and warranties which are qualified as to materiality or Material Adverse Effect or similar expressions shall be true and correct in all respects) as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date) or (ii) if there is any breach of or inaccuracy in the representations and warranties of Sellers set forth in this Agreement (without giving effect to any qualifications as to materiality or Material Adverse Effect or similar expressions) as of the Closing Date, then such breach or inaccuracy (or the fact or circumstance to which such breach or inaccuracy relates) shall not have, and would not be reasonably expected to have, a Material Adverse Effect. Buyer shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof.

9.2 Sellers’ Performance.

Each covenant and agreement that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects (except that those covenants and agreements that are qualified as to materiality or Material Adverse Effect or similar expressions shall have been duly performed and complied with in all respects), and Buyer shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof.

9.3 No Order.

No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or could cause any of such transactions to be rescinded following the Closing.

9.4 Governmental Authorizations.

All statutory waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

9.5 Sellers’ Deliveries.

Each of the deliveries required to be made to Buyer pursuant to Section 4.4 shall have been so delivered.

9.6 Sale Order.

The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall have become a Final Order.

9.7 Executory Contracts.

The Bankruptcy Court shall have approved and authorized, other than with respect to Cure Costs, the assumption and assignment of each Pre-Closing Designated Contract or Lease, except as would not have a Material Adverse Effect.

9.8 Absence of Material Adverse Effect.

No Material Adverse Effect shall have occurred after the Effective Date and be continuing.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE

Sellers’ obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

10.1 Accuracy of Representations.

The representations and warranties of Buyer and Parent set forth in this Agreement shall be true and correct in all material respects (except that those representations and warranties which are qualified as to materiality or similar expressions shall be true and correct in all respects) as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date), and Sellers shall have received a certificate of each of Buyer and Parent to such effect signed by a duly authorized officer thereof.

10.2 Sale Order in Effect.

The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall have become a Final Order.

10.3 Buyer’s and Parent’s Performance.

The covenants and agreements that Buyer and/or Parent are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects (except that those covenants and agreements that are qualified as to materiality or similar expressions shall have been duly performed and complied with in all respects), and Sellers shall have received a certificate of each of Buyer and Parent to such effect signed by a duly authorized officer thereof.

10.4 No Order.

No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and which has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or could cause any of such transactions to be rescinded following the Closing.

10.5 Governmental Authorizations.

All statutory waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

10.6 Buyer’s and Parent’s Deliveries.

Each of the deliveries required to be made to Sellers pursuant to Section 4.3 shall have been so delivered.

ARTICLE 11

TERMINATION

11.1 Termination Events.

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:

(a) by either Sellers or Buyer:

(i) if a Governmental Authority issues a final, non-appealable ruling or Order prohibiting the transactions contemplated hereby where such ruling or Order was not requested, encouraged or supported by any of Sellers, Buyer or Parent;

(ii) by mutual written consent of Sellers and Buyer;

(iii) if the Closing shall not have occurred by the close of business on the 45th day after the Effective Date; provided, however, that (A) Buyer shall be permitted to terminate this Agreement pursuant to this Section 11.1(a)(iii) only if (x) neither Buyer nor Parent is itself in material breach of any of its representations, warranties, covenants or agreements contained herein and (y) Buyer has provided written notice to Sellers of its intention to exercise its rights under this Section 11.1(a)(iii) and Sellers have not provided written notice to Buyer that they are ready, willing and able to close the transactions contemplated by this Agreement on or before the date that is two (2) Business Days after the date of such notice from Buyer, and (B) Sellers shall be permitted to terminate this Agreement pursuant to this Section 11.1(a)(iii) only if (x) Sellers are not themselves in material breach of any of their representations, warranties, covenants or agreements contained herein and (y) Sellers have provided written notice to Buyer of their intention to exercise their rights under this Section 11.1(a)(iii) and Buyer has not provided written notice to Sellers that it is ready, willing and able to close the transactions contemplated by this Agreement on or before the date that is two (2) Business Days after the date of such notice from Sellers;

(iv) if Sellers withdraw or seek authority to withdraw the Sale Motion, or announce any stand-alone plan of reorganization or liquidation (or support any such plan filed by any other party); or

(v) if the Bankruptcy Court enters an Order dismissing, or converting into cases under chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under chapter 11 of the Bankruptcy Code and comprising part of the Bankruptcy Case, where such Order was not requested, encouraged or supported by Sellers;

(b) by Buyer:

(i) in the event of any breach by Sellers of any of Sellers’ agreements, covenants, representations or warranties contained herein (provided such breach would result in the failure of a condition set forth in Section 9.1 or Section 9.2 to be satisfied) or (if such breach is material) in the Sale Order, and the failure of Sellers to cure such breach within ten (10) days after receipt of the Buyer Termination Notice; provided, however, that (A) neither Buyer nor Parent is itself in material breach of any of its representations, warranties, covenants or agreements contained herein or in the Sale Order, (B) Buyer notifies Sellers in writing (the “Buyer Termination Notice”) of its intention to exercise its rights under this Section 11.1(b)(i) as a result of the breach, and (C) Buyer specifies in the Buyer Termination Notice the representation, warranty, covenant or agreement contained herein or in the Sale Order of which Sellers are allegedly in breach;

(ii) if a Governmental Authority issues a final, non-appealable ruling or Order prohibiting the transactions contemplated hereby where such ruling or Order was requested, encouraged or supported by Sellers;

(iii) if, when and as permitted by Section 8.10(a);

(iv) if the Bankruptcy Court enters an Order dismissing, or converting into cases under chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under chapter 11 of the Bankruptcy Code and comprising part of the Bankruptcy Case, where such Order was requested, encouraged or supported by Sellers; or

(v) if the Sale Order has not been entered by the Bankruptcy Court by the close of business on the fifteenth (15th) day after the Effective Date; and

(c) by Sellers:

(i) in the event of any breach by Buyer or Parent of any of Buyer’s or Parent’s agreements, covenants, representations or warranties contained herein (provided such breach would result in the failure of a condition set forth in Section 10.1 or Section 10.3 to be satisfied) or (if such breach is material) in the Sale Order, and the failure of Buyer or Parent to cure such breach within ten (10) days after receipt of the Seller Termination Notice; provided, however, that Sellers (A) are not themselves in material breach of any of their representations, warranties, covenants or agreements contained herein or in the Sale Order, (B) notify Buyer in writing (the “Seller Termination Notice”) of their intention to exercise their rights under this Section 11.1(c)(i) as a result of the breach, and (C) specify in the Seller Termination Notice the representation, warranty, covenant or agreement contained herein or in the Sale Order of which Buyer or Parent is allegedly in breach; or

(ii) if a Governmental Authority issues a final, non-appealable ruling or Order prohibiting the transactions contemplated hereby where such ruling or Order was requested, encouraged or supported by Buyer or Parent.

11.2 Effect of Termination.

(a) In the event of termination of this Agreement by Buyer or Sellers pursuant to this Article 11, all rights and obligations of the Parties under this Agreement shall terminate without any liability of any Party to any other Party, except for (i) Buyer’s liability to take all actions reasonably necessary to cause the Deposit Escrow Agent to make the disbursement required by Section 11.2(b) if this Agreement is terminated pursuant to Section 11.1(c)(i) or Section 11.1(c)(ii) and (ii) Sellers’ liability to take all actions reasonably necessary to cause the Deposit Escrow Agent to make the disbursement required by Section 11.2(c) if this Agreement is terminated other than pursuant to Section 11.1(c)(i) or Section 11.1(c)(ii); provided, however, that nothing herein shall relieve any Seller from liability for willful breach of this Agreement prior to termination. Notwithstanding the foregoing, the provisions of this Section 11.2 (and, to the extent applicable to the interpretation or enforcement of such provisions, Article 1 and Article 12), shall expressly survive the termination of this Agreement.

(b) In the event of a termination of this Agreement pursuant to Section 11.1(c)(i) or Section 11.1(c)(ii), Sellers shall be entitled to disbursement of the Deposit no later than two (2) Business Days after the effective date of such termination. The Parties expressly agree and acknowledge that it would be extremely difficult or impracticable to ascertain the actual damages that would be incurred by the Seller Parties in the event of a termination of this Agreement pursuant to Section 11.1(c)(i) or Section 11.1(c)(ii) and that the Deposit represents the Parties’ reasonable estimate of the damages that would be incurred by the Seller Parties in the event of a termination of this Agreement pursuant to Section 11.1(c)(i) or Section 11.1(c)(ii). Sellers’ right to receive the Deposit pursuant to this Section 11.2(b) shall be the sole and exclusive remedy available to the Seller Parties against the Buyer Parties with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby in the event that this Agreement is terminated in the circumstances under which the Deposit is so payable, and no Buyer Party shall have any further liability or obligation relating to or arising out of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. If Sellers shall be entitled to receive and do receive the Deposit in accordance herewith, then Sellers agree that the Deposit shall be (i) full liquidated damages for any and all failures to act, defaults or breaches hereunder by Buyer or Parent, including any material or willful breach by Buyer or Parent, and (ii) shall constitute a full release and discharge of all claims by the Seller Parties for damages for such failures to act, defaults or breaches, and that the Seller Parties shall not have any further cause of action for damages, specific performance or any other legal or equitable relief against any Buyer Party with respect thereto.

(c) In the event of a termination of this Agreement other than pursuant to Section 11.1(c)(i) or Section 11.1(c)(ii), Buyer shall be entitled to disbursement of the Deposit no later than two (2) Business Days after the effective date of such termination.

ARTICLE 12

GENERAL PROVISIONS

12.1 Survival.

All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to the Closing, survive the Closing in accordance with their terms. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder, shall not survive the Closing and shall thereupon terminate, including any Actions for damages in respect of any breach thereof.

12.2 Confidentiality.

The Parties agree that the confidentiality agreements entered into by them and their Affiliates, dated November 28, 2008, shall continue in full force and effect notwithstanding the execution and delivery by the Parties of this Agreement; provided, however, that (a) disclosure of matters that become a matter of public record as a result of the Bankruptcy Case and the Filings related thereto shall not constitute a breach of such confidentiality agreements, and (b) disclosures permitted under this Agreement shall not constitute a breach of such confidentiality agreements.

12.3 Public Announcements.

Unless otherwise required by applicable Legal Requirement or by obligations of Buyer or Sellers or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange, Buyer and Parent, on the one hand, and Sellers, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

12.4 Notices.

All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), (c) received by the addressee, if sent by a delivery service (prepaid, receipt requested) or (d) received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses, representatives (if applicable) and facsimile numbers set forth below (or to such other addresses, representatives and facsimile numbers as a Party may designate by notice to the other Parties):

(i) If to Sellers, then to:

VeraSun Energy Corporation

110 N. Minnesota Ave., Suite 300

Sioux Falls, South Dakota 57104

Attn: Chief Restructuring Officer

Attn: General Counsel

Facsimile: 605-978-7050

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

Attn: Patrick J. Nash, Jr.

Facsimile: 312-407-0411

(ii) If to Buyer or Parent:

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Attn: General Counsel

Facsimile: 210-345-2622

with a copy (which shall not constitute notice) to:

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Attn: Executive Vice President – Corporate

          Development and Strategic Planning

Facsimile: 210-345-2270

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski, L.L.P.

300 Convent Street, Suite 2200

San Antonio, Texas 78205

Attn: Daryl L. Lansdale, Jr. and Michael Parker

Facsimile: 210-270-7205

12.5 Waiver.

Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party shall be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand.

12.6 Entire Agreement; Amendment.

This Agreement (including the Schedules and the Exhibits) and the other Transaction Documents supersede all prior agreements between Parent and/or Buyer, on the one hand, and Sellers, on the other hand, with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between Parent and/or Buyer, on the one hand, and Sellers, on the other hand, with respect to their subject matter. This Agreement may not be amended except by a written agreement executed by all of the Parties.

12.7 Assignment.

This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party by operation of law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of such other Party); provided, however, that Buyer shall be permitted, upon prior notice to Sellers, to assign all or part of its rights or obligations hereunder to one or more of its Affiliates, but no such assignment shall relieve Buyer or Parent of its obligations under this Agreement.

12.8 Severability.

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

12.9 Expenses.

Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

12.10 Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a) Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of New York applicable hereto.

(b) Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (ii) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding; provided, however, that, if the Bankruptcy Case is closed, all Actions and Proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state court or a federal court sitting in the state of New York, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action or Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding. The Parties consent to service of process by mail (in accordance with Section 12.4) or any other manner permitted by law.

(c) THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLERS, BUYER OR PARENT OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

12.11 Counterparts.

This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement or such amendment and all of which, when taken together, shall be deemed to constitute one and the same instrument. Notwithstanding anything to the contrary in Section 12.4, delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by telecopier, facsimile or email attachment shall be effective as delivery of a manually executed counterpart of this Agreement or such amendment, as applicable.

12.12 Parties in Interest; No Third Party Beneficiaries.

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein (including Section 8.4), express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

12.13 Non-Recourse.

No past, present or future director, officer, employee, incorporator, member, partner or equityholder of Buyer, Parent or any Seller shall have any liability for any obligations or liabilities of such Party under this Agreement or any other Transaction Document, for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby.

12.14 Schedules; Materiality.

The inclusion of any matter in any Schedule shall be deemed to be an inclusion for all purposes of this Agreement, to the extent that such disclosure is sufficient to identify the Section to which such disclosure is responsive, but inclusion therein shall not be deemed to constitute an admission, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement. The disclosure of any particular fact or item in any Schedule shall not be deemed an admission as to whether the fact or item is “material” or would constitute a “Material Adverse Effect.”

12.15 Specific Performance for Post-Closing Covenants.

Solely with respect to the Parties’ respective covenants under this Agreement that survive the Closing, and solely to the extent to be performed after the Closing, (a) each Party recognizes that if such Party breaches or refuses to perform any such covenant, monetary damages alone would not be adequate to compensate the non-breaching Party or Parties for their injuries, (b) the non-breaching Party or Parties shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of such covenants, (c) if any Action or Proceeding is brought by the non-breaching Party or Parties to enforce such covenants, the Party in breach shall waive the defense that there is an adequate remedy at law, (d) each Party agrees to waive any requirement for the security or posting of any bond in connection with any Action or Proceeding seeking specific performance of such covenants and (e) each Party agrees that the only permitted objection that it may raise in response to any action for specific performance of such covenants is that it contests the existence of a breach or threatened breach of such covenants.

12.16 Sole and Exclusive Remedy for Buyer or Parent’s Pre-Closing Breach.

In the event of any breach prior to the Closing by Buyer or Parent of any of Buyer’s or Parent’s agreements, representations or warranties contained herein or in the Sale Order, including any breach that is material or willful, Sellers’ sole and exclusive remedy shall be to exercise its rights to terminate this Agreement pursuant to Section 11.1(c), in accordance with the terms of such Section 11.1(c), and to receive the disbursement of the Deposit as liquidated damages as provided in Section 11.2(b), and the Seller Parties shall not have any further cause of action for damages, specific performance or any other legal or equitable relief against any Buyer Party with respect thereto.

12.17 Remedies for Sellers’ Pre-Closing Breach.

With respect to any breach prior to the Closing by any Seller of any of Sellers’ covenants contained herein or in the Sale Order, (a) each Seller recognizes that if such Seller breaches or refuses to perform any such covenant, monetary damages alone would not be adequate to compensate Buyer and Parent for their injuries, (b) Buyer and/or Parent shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of such covenants, (c) if any Action or Proceeding is brought by Buyer and/or Parent to enforce such covenants, Sellers shall waive the defense that there is an adequate remedy at law, (d) Sellers agree to waive any requirement for the security or posting of any bond in connection with any Action or Proceeding seeking specific performance of such covenants and (e) each Seller agrees that the only permitted objection that it may raise in response to any action for specific performance of such covenants is that it contests the existence of a breach or threatened breach of such covenants. The remedies provided for above in this Section 12.17 are cumulative and not exclusive of any other remedies provided at law or in equity, including without limitation the right to sue for damages.

12.18 No Special Damages.

Notwithstanding anything to the contrary set forth in this Agreement, no Party shall be liable to or otherwise responsible to any other Party or any other Person for exemplary, punitive, consequential, indirect, incidental or other special damages (including loss of revenue, income or profits or loss in value of assets or securities) for any matter arising out of or relating to this Agreement or any other Transaction Document and the transactions contemplated hereby or thereby, regardless of how caused and regardless of the theory of recovery.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed and delivered by their duly authorized representatives, all as of the Effective Date.

VALERO RENEWABLE FUELS COMPANY, LLC

By:	/s/ S. Eugene Edwards
Name:	S. Eugene Edwards
Title:	EVP

VALERO ENERGY CORPORATION

By:	/s/ S. Eugene Edwards
Name:	S. Eugene Edwards
Title:	EVP

VERASUN ENERGY CORPORATION

By:	/s/ Donald L. Endres
Name:	Donald L. Endres
Title:	Chief Executive Officer

VERASUN MARKETING, LLC

By:	/s/ Donald L. Endres
Name:	Donald L. Endres
Title:	Chief Executive Officer

US BIOENERGY CORPORATION

By:	/s/ Donald L. Endres
Name:	Donald L. Endres
Title:	Chief Executive Officer

VERASUN ALBERT CITY, LLC

By:	/s/ Donald L. Endres
Name:	Donald L. Endres
Title:	Chief Executive Officer